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As filed with the SEC on March 19, 2003

Registration No. 333-92188

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3
to FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNITED WISCONSIN GRAIN PRODUCERS, LLC
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	2869 (Primary Standard Industrial Classification Code Number)	39-2032455 (I.R.S. Employer Identification No.)

PO BOX 247 Richland Street, Friesland, Wisconsin 53935
(920) 348-5016
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

KEVIN M. ROCHE
Chairman of the Board and President
N3432 Cty BB
Columbus, Wisconsin 53925
(920) 210-2490
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
William E. Hanigan
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Limited Liability Company Membership Units	27,500	$1,000	$27,500,000	$2,557.50

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
A Wisconsin Limited Liability Company

The Securities being offered by United Wisconsin Grain Producers, LLC are:
 Limited Liability Company Membership Interests

	Price to Investor	Proceeds to Company
Per Unit	$1,000.00	$1,000.00
Total Minimum Offering	$19,250,000.00	$19,250,000.00
Total Maximum Offering	$27,500,000.00	$27,500,000.00

Minimum Purchase 10 Units ($10,000)

This prospectus is dated March 19, 2003

        We are offering Limited Liability Company membership units, referred to herein as units, of United Wisconsin Grain Producers, LLC, a Wisconsin limited liability company, referred to herein as "United Wisconsin", "we", "us", or the "Company". We intend to use the proceeds to pay for a portion of the construction and start-up operational costs of a 40 million gallon per year ethanol plant to be located in south central Wisconsin. Our primary site is in Columbia County near the village of Friesland, Wisconsin.

        Offering Terms.    The initial public offering price for the units will be $1,000 per unit. A unit represents a pro rata ownership interest in our capital, profits, losses and distributions. An investor must purchase a minimum of ten (10) units, resulting in a $10,000 minimum investment. Investor will be required to pay 10% of the subscription price upon execution of the Subscription Agreement and execute a secured demand note for the remaining 90% of the subscription price. We will demand payment of the note when we receive subscriptions for 19,250 units. Investments will be held in an escrow account until the earliest of (a) the date on which we have received a minimum of $19,250,000 and have received appropriate written debt financing commitments; (b) [Effective Date, 2004]; or (c) an earlier date if the offering is terminated unsuccessfully prior to that date. In the event that we are unable to meet the requirements for releasing funds from escrow, funds in escrow will be returned to investors promptly. We are selling the units directly to investors without using an underwriter. We intend to raise a minimum of $19,250,000 and a maximum of $27,500,000 through the offering. The units are not registered to be traded on any market. No public market exists for the units and none is expected to develop.

        That these securities have been registered with the Securities and Exchange Commission and the Securities Agencies of Wisconsin and Illinois does not indicate that the securities have been either approved or disapproved by the Securities and Exchange Commission or any state securities commission or that the Securities and Exchange Commission or any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are speculative securities and involve a significant degree of risk (see "RISK FACTORS", starting on page 11), and will constitute an investment in an illiquid security since no public or other market for the units now exists or is expected to develop. Risk factors include, but are not limited to, the following:

  •
  There are unique tax consequences associated with holding the Units, such as the fact that income allocations may result in a tax liability that exceeds the amount of any potential cash distributions made on the Units;

  •
  Our Units are subject to significant transfer restrictions, and no public market exists for the Units and no public market is expected to develop; there are significant limitations on members' ability to withdraw their investment; and

  •
  Members' voting rights are limited, and directors will control and manage our affairs.

  •
  We will not release invested funds from escrow until we receive subscriptions and proceeds for the minimum amount offered and secure a written commitment from one or more lenders for the debt financing that we need. If, however, we release funds from escrow, but we do not close on the loan and obtain the debt financing that we need, you may lose some or all of your investment.

Transportation and Delivery	44
Utilities	44
Our Primary Competition	45
Operating Ethanol Plants in the State of Wisconsin	47
Competition from Alternative Fuel Additives	48
Employees	48
Sales and Marketing	49
Strategic Partners and Development Services Team	49
Construction of the Project—Proposed Design-Build Contract	53
Regulatory Permits	57
Nuisance	60
MANAGEMENT	61
Executive Officers and Directors	61
Business Experience of Directors and Officers	61
Committees of the Board of Directors	62
EXECUTIVE COMPENSATION	63
Employment Agreements	63
Reimbursement of Expenses	63
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	63
LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION	65
PLAN OF DISTRIBUTION	65
The Offer	65
Method of Subscription	66
Subscription Period	67
Conditions of Closing of the Offering	67
Delivery of Certificates	67
Suitability of Investors	67
Summary of Promotional and Sales Material	68
DESCRIPTION OF MEMBERSHIP UNITS	68
Membership Units	68
Restrictive Legend on Membership Certificates	69
Maximum Ownership Percentage	69
Voting Limitations	69
Separable Interests	69
Distributions	70
Capital Accounts and Contributions	71
Allocation of Profits and Losses	72
Special Allocation Rules	72
Restrictions on Transfer of Units	72
SUMMARY OF OUR OPERATING AGREEMENT	72
Binding Nature of the Agreement	72
Management	73
Replacement of Directors	74
Unit Holders	74
Dissolution	74
Unit Transfer Restrictions	74
Amendments to Operating Agreement	75

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS	75
Partnership Status	76
Publicly Traded Partnership Rules	76
Tax Treatment of our Operations—Flow-Through Taxable Income and Loss—Use of Calendar Year	78
Tax Consequences to our Unit Holders	78
Tax Treatment of Distributions	78
Initial Tax Basis of Units and Periodic Basis Adjustments	78
Tax Credits to Unit Holders	79
Deductibility of Losses; At-Risk—Passive Loss Limitations	80
Passive Activity Income	80
Allocations of Income and Losses	80
Allocations to Newly Admitted Unit holders or Transferees of Units	81
Reporting Requirement	81
Alternative Minimum Tax	81
Tax Consequences Upon Disposition of Units	81
Effect of Tax Code Section 754 Election on Unit Transfers	81
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-kind	82
Audit of Income Tax Returns	82
Interest on Underpayment of Taxes—Accuracy-Related Penalties—Negligence Penalties	83
State and Local Taxes	84
LEGAL MATTERS	84
EXPERTS	84
TRANSFER AGENT	84
ADDITIONAL INFORMATION	84
INDEX TO FINANCIAL STATEMENTS	85

IMPORTANT NOTICES TO INVESTORS

        This registration statement does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which or to any person to whom it would be unlawful to do so. No representations or warranties of any kind are intended or should be inferred with respect to the economic returns or tax benefits of any kind that may accrue to the investors of the securities.

        These securities have not been registered under the securities laws of any state other than the States of Wisconsin and Illinois and are being offered and sold in other states in reliance on exemptions from the registration requirements of the laws of those other states.

        In making an investment decision, investors must rely on their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the units and it is not expected that there will be a market for the resale of the units in the foreseeable future. Furthermore, there are substantial restrictions on the transferability of the units within state securities laws and the operating agreement to which the units are subject. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

        All funds we receive from investors will be held in an interest-bearing escrow account with U.S. Bank, 1555 North River Center Drive, Suite 301, Milwaukee, Wisconsin 53212, Escrow Agent, until the minimum subscription amount of $19,250,000 is received and we have obtained a written debt financing commitment sufficient to allow us to carry out our business plan. We will return your investment to you with nominal interest promptly if we do not raise $19,250,000 minimum and secure a written debt financing commitment sufficient to allow us to carry out our business plan by approximately [Note: this date has not yet been determined. It will be one year from the effective date of the offering in Wisconsin, but will be shown hereinafter as—Effective Date, 2004 pending knowledge of the actual effective date].

        During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his representatives, if any, are invited to ask questions of and obtain additional information from our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. Such information will be provided by us to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (920)  348-5016 or at our business address: United Wisconsin Grain Producers, LLC, PO Box 247, Friesland, Wisconsin 53935-0247, or any of the people listed below:

Director	Telephone Number	Additional Telephone Number	Director	Telephone Number	Additional Telephone Number
Kevin M. Roche	(920) 210-2490		Cal Dalton	(608) 429-2544	(608) 444-1571
Carl Benck	(920) 484-3943	(920) 948-3127	Jerry Franz	(608) 635-4093
Robert Miller	(262) 966-2702		William R. Herrmann	(920) 623-3729
Berwyn Westra	(920) 326-3885		Bob Lange	(920) 623-3317

PROSPECTUS SUMMARY

        Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the risk factors and financial statements, before you decide whether to invest.

The Company

        United Wisconsin Grain Producers, LLC, a Wisconsin limited liability company, was organized on November 2, 2001 to construct and operate a dry mill, fuel grade ethanol plant. The plant is to be located near Friesland, Wisconsin. We have entered into a letter of intent with an ethanol construction and engineering firm, Fagen, Inc., who is expected to work with ICM, Inc. to design and construct our proposed ethanol plant. Fagen, Inc. will be our design-builder and ICM, Inc. will be Fagen, Inc.'s primary engineering subcontractor. These two firms have developed, designed, and built numerous ethanol plants throughout the country. Fagen, Inc. has been the principal contractor on 13 ethanol projects and has performed significant work on a total of 27 projects. The letter of intent is not a binding legal agreement, and until a binding agreement is executed, either party may withdraw at any time without penalty or further obligation. Our current business address is PO Box 247, Richland Street, Friesland, WI 53935-0247, our phone number is (920) 348-5016, and our fax number is (920) 348-5009.

The Offering

        We are offering membership units of United Wisconsin Grain Producers, LLC, a Wisconsin limited liability company. The units presently represent our only equity securities and we have no immediate intentions to issue other equity securities with greater rights. We intend to use the proceeds to pay for a portion of the construction and start-up operational costs of a 40 million gallon per year ethanol plant expected to be located near Friesland, Wisconsin. We will also need significant debt financing in order to complete the project. Our financing plan therefore contemplates substantial leverage. This is our initial public offering and no public market exists for our units.

        We are offering 27,500 units under the maximum offering and 19,250 units under the minimum offering. The units have a price of $1,000 per unit. You must purchase a minimum of ten of our units to participate in this offering; the minimum investment is $10,000. There are currently 1,280 units issued and outstanding. We sold these units to members of our board of directors and other seed capital investors in order to finance our development activities including this offering. After the offering there will be a minimum of 20,530 units issued and outstanding and a maximum of 28,780 issued and outstanding.

        We are selling the membership units directly to investors without using an underwriter. An aggregate minimum purchase of $19,250,000 by all investors will be required before we will accept any subscriptions. All funds we receive from investors will be held in an interest-bearing escrow account with U.S. Bank, Escrow Agent, until at least the minimum subscription amount of $19,250,000 is received by us. We will return your investment to you with nominal interest less escrow fees if we do not raise the $19,250,000 minimum and secure a written debt financing agreement sufficient to carry out our business plan by [Effective Date, 2004].

The Project

        If we are successful in this offering, and are able to obtain the debt financing that we seek, we plan to build a 40 million-gallon-per-year dry mill, ethanol and livestock feed manufacturing plant. We expect the plant to convert, on an annual basis, approximately 15 million bushels of corn into approximately 40 million gallons of ethanol, 128 thousand tons of distillers grains and 126 thousand tons of raw carbon dioxide gas.

        We expect to locate the plant in south central Wisconsin in the Columbia County township of Randolph, just outside the village of Friesland. The site is located within three miles of United States Interstate 90/94 and within one-half mile of the state highway 33 and two miles east of state highway 73. The Union Pacific Railroad provides rail service to the site. We have identified other potential sites in south central Wisconsin. Our board of directors reserves the right to select a different site in Wisconsin to construct the plant if it believes that doing so would be better for our business. We expect to commence construction, depending upon the season and the weather, approximately 60 days after we release funds from escrow. This is contingent upon our receipt of written commitments from lenders to provide debt financing and subject to our entering into anticipated construction agreements with Fagen, Inc. and ICM, Inc.

        There are no assurances that we will be able raise the minimum amount of capital to release funds from escrow, to secure debt financing, or to finalize agreements with Fagen, Inc. and ICM, Inc. regarding construction of the plant. If we can satisfy these contingencies, and construction is commenced within 60 days of the release of funds from escrow, we expect that the construction will take approximately 14 to 16 months, in addition to two months of post-construction testing and engineering. Assuming that the foregoing contingencies are satisfied, we plan to begin accepting shipments of grain and producing ethanol and distillers grains approximately 16 to 18 months after the release of funds from escrow.

        The following diagram depicts the plant that we intend to build:

1.
Ethanol Storage Tanks: Two ethanol storage tanks. Three tanks used for 190 proof ethanol, 200 proof undenatured ethanol and denaturant. All of the described tanks will be within a retention berm.
2.
Administration Building: This building will have brick and/or siding on the exterior and will be approximately 2,700 square feet.
3.
DDGS Building: This will be a steel sided building and will be 21,875 square feet. All dry distillers grain will be stored in this building.
4.
Grain Receiving Building: The building will be a steel sided building 165' long by 65' wide and approximately 40' tall. There will be two truck bays and one rail bay.
5.
Two Concrete Corn Holding Structures: 100 ft tall, 200,000 bushel each, two 15,000 bushel per hour legs.
6.
Fermentation Tanks: Three fermentation tanks and one beer well.

7.
Main Process Building: Structural steel frame building housing tanks, pumps and heat exchangers as well as a control room and laboratory. Total square footage is approximately 25,000'.
8.
Two Methanator Tanks.
9.
Thermal Oxidizer Stack: Approximately 125 feet tall. The exact height will depend on air modeling and input from the DNR.
10.
Distillation and Evaporation Center:
11.
Stillage and Syrup Tanks.
12.
Energy Center: Structural steel building totaling approximately 13,750 square feet housing both of the DDGS dryers and the Thermal Oxidizer.
13.
Cooling Tower: Four cell induced draft cooling tower.

Our Financing Plan

        Our letter of intent with Fagen, Inc. provides that the proposed plant will cost no more than $45,300,000. We expect that expenses incidental to construction and start-up will cost approximately an additional $12,125,000. We intend to raise a minimum of $19,250,000 in this offering, $610,000 in labor based grants, and seek the balance of $37,565,000 in debt. If all 27,500 units are issued for $1,000 each, approximately $29,315,000 will be sought in term debt from banks. If less than the maximum number of units are sold, the amount of the debt will be raised proportionately to achieve the approximately $57,425,000 funding of equity, grants, and term debt. We also expect to apply for a USDA grant of $500,000, however, receipt of the $500,000 USDA grant has not been assumed for purposes of our financing plan. Our current anticipated grant level of $610,000 could be increased by $500,000 to a total of $1,110,000 if we receive the USDA grant. Increased grant financing would cause our level of debt to be adjusted accordingly. Alternatively, if we are unsuccessful in obtaining grants totaling $610,000, we will need to adjust our level debt accordingly. It is possible that our lender will require us to have 40% of the capital necessary to fund the construction and operation of the plant, or $22,970,000, before it will issue a loan to us. Therefore, if units with a price of less than $22,970,000, but a price of more than the minimum $19,250,000 are sold, we may also seek third party credit providers to provide subordinated debt sufficient to raise the necessary capital for the construction and initial operating and maintenance costs of the project. Although such subordinated debt holders would have rights inferior to those of the senior lenders in the event of liquidation, their rights would be superior to unit holders, including investors in this offering. Because the exact amount of equity to be raised cannot be known at this time, we cannot yet know the amount of total debt required to finance our project, however, we expect the debt financing to range from a minimum of $29,315,000 to a maximum of $37,565,000 assuming we obtain grants totaling $610,000. If we do not sell at least 19,250 units, the offering will fail. We presently have no contracts or commitments with any bank, lender or financial institution for this debt financing, but we will not release funds from escrow until we execute written financing commitments. In total, we intend to raise approximately $57,425,000, including equity, indebtedness, and grant and government financing proceeds. For more detailed information on this matter, please see the section of this prospectus entitled "SELECTED FINANCIAL DATA."

        We will seek a variety of state and federal grants. We intend to raise through equity financing, government financing and grant, and term debt approximately $57,425,000. There are no assurances that we will be able to obtain the necessary debt financing or other financing referred to in this section.

Operating Agreement

        We are governed by an operating agreement. Our operating agreement provides that our business and affairs be exclusively managed by a board of directors. We are served by a board of directors consisting of at least seven, but no more than fifteen directors. Unit holders may vote on a limited number of items, such as dissolving the Company, amending the operating agreement and electing future directors.

        As a unit holder, you will have a capital account to which contributions will be credited. Unit holders' accounts also will be increased by the allocated share of our profits and other applicable items of income or gain. Unit holders' accounts will be decreased for the share of our losses and other applicable items of expenses or losses and any distributions that are made. Generally, we will allocate our profits and losses based upon the number of units held by each investor.

        We expect to be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes and will instead allocate net income to unit holders who must include that income as part of his or her taxable income. This means that taxes will need to be paid upon each unit holders' allocated shares of our income whether or not we make a distribution in that year.

        The transfer of units is restricted by our operating agreement. Generally, unless a transfer is by operation of law, such as death, units cannot be transferred without the prior written approval of a majority of the directors. Directors do not intend to approve any transfers until the proposed ethanol plant is operating. This means that units will not be transferable for at least nine months, and possibly longer than 18 months, after we close on the offering. We will not be generating any revenue during that time.

        Our operating agreement prohibits you from owning, either directly or indirectly, more than thirty percent (30%) of our issued and outstanding units at any given time.

Distributions

        In each fiscal year, we will distribute net operating cash flow in accordance with their respective ownership interests in an amount as determined in the sole discretion of the board of directors.

Suitability of Investors

        Investing in our units is highly speculative and very risky. Our units are suitable only as a long-term investment and if you can sustain a complete loss of your investment in us. Our units are suitable only for persons of adequate financial means. We do not expect any public market to develop for the units. In addition, our operating agreement significantly restricts the transferability of units and prohibits any sale or transfer without the consent of our board of directors. Units should not be bought if units need to be sold quickly in the future. Accordingly, investors must either have an annual income of at least $30,000 and a net worth of at least $30,000, exclusive of home, furnishings and automobiles; or have a net worth of at least $75,000, exclusive of home, furnishings and automobiles. The board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for a particular investor.

Subscription Procedures

        To invest, you must complete the Subscription Agreement included as Exhibit 4.1 to this prospectus. You must also provide a check payable to "U.S. Bank, Escrow Agent for UWGP," as Escrow Agent for United Wisconsin Grain Producers, LLC, for an amount representing 10% of the amount due for the units for which subscription is sought, an executed full recourse promissory note and security agreement for the remainder of the amount due, and an executed copy of the signature page to our operating agreement. In the subscription agreement, you will make representations to us concerning, among other things, that you have received our prospectus and any supplements, agree to be bound by the operating agreement, and understand that the membership units are subject to significant transfer restrictions. The subscription agreement also requires information about the nature of the ownership of the units, state of residence, and taxpayer identification or social security number.

        Our board of directors reserves the right to reject any subscription. If we accept your subscription, we will issue a certificate signifying your membership units and send you notice of such issuance, but, pursuant to the security agreement, we will retain as collateral the certificate until such time that the amount due on the promissory note is satisfied. The certificate will be the exclusive collateral for the note, but we may take recourse against additional assets of the maker of the note for nonperformance. If we reject your subscription, we will return the application, check and signature page promptly. However, we do not intend to consider any subscription agreements for acceptance or rejection until after we have sold a minimum of $19,250,000 worth of units. Therefore, your investment may not be accepted or returned to you until after [Effective Date, 2004].

        The promissory note and security agreement will obligate the investor to pay on demand the balance of the amount due for the units for which subscription is sought and will grant United Wisconsin a security interest in the investor's units. Once we receive subscriptions for the minimum amount of the offering, the investors will be given written notice by mail that payment is due and 20 days to remit the appropriate funds. Investors that participate in the offering after this event will, upon acceptance of the subscription application, be given notice that payment is due and 20 days to remit the amount due on the note. Funds submitted in satisfaction of the promissory notes will be deposited in the escrow account until those funds are released from escrow. Amounts due under the promissory note that are not timely paid will accrue interest at a rate of 12% per year, and each investor will agree to reimburse United Wisconsin for amounts expended in collecting those amounts. In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payment of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the subscriber.

        In the event that we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, you must complete the subscription agreement, draft a check payable to United Wisconsin Grain Producers, L.L.C., for the full amount due for the units for which subscription is sought, and deliver to us these items and an executed copy of the signature page to our operating agreement to participate in the offering.

        Our operating agreement prohibits you from owning more than thirty percent (30%) of our issued and outstanding units at any given time. Assuming that the minimum 19,250 units are sold in this offering, you may not subscribe to purchase more than 5,775 of our units.

Escrow Procedures

        Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with U.S. Bank, as Escrow Agent under a written escrow agreement. We will not release funds from escrow until the specific conditions to releasing funds from the escrow account are satisfied. Among those conditions are (a) the proceeds in the escrow account equals or exceeds $19.25 million (exclusive of interest); (b) we obtain a written debt financing commitment sufficient to carry out our business plan; and (c) we elect, in writing, to terminate the escrow agreement.

        Even if we are successful in releasing funds from the escrow account, we intend to allow the offering to continue until [Effective Date, 2004] or some earlier date, at our discretion. We may terminate the offering prior to [Effective Date, 2004] and, in that event, we will return your investment with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of offering under the following scenarios:

  •
  If we determine, in our sole discretion, to terminate the offering prior to [Effective Date, 2004];

  •
  If we do not raise the $19,250,000 minimum by [Effective Date, 2004]; or

  •
  Even if we raise the $19,250,000 minimum, but as of [Effective Date, 2004] we do not have written commitments with a lender or lenders for $37,565,000 in term debt to complete construction and start-up of the plant.

        If we release funds from escrow, we will deliver a certificate representing your ownership of units within 30 days of that event. Funds in the escrow account cannot be accessed. We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, or other financial vehicles including those available through the escrow agent.

RISK FACTORS

        The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to Tax Issues

General Statement Regarding Tax Issues

        This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation. No information regarding state and local taxes is provided. EACH PROSPECTIVE MEMBER SHOULD CONSULT A TAX ADVISOR CONCERNING THE IMPACT OF PARTICIPATION IN UNITED WISCONSIN ON FEDERAL INCOME TAX LIABILITY AND THE STATE AND LOCAL INCOME AND OTHER TAX LAW LIABILITY. Although we will furnish unit holders with such information regarding us as is required for income tax purposes, each unit holder will be responsible for preparing and filing his own tax returns.

IRS Classification of the Company as a Corporation Rather Than as a Partnership Would Result in Higher Taxation and Reduced Profits, Which Could Reduce the Value of Your Investment in Us

        We are a Wisconsin limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes. Income, gain, loss, deduction, and credit are passed through to the holders of the units. However, if for any reason the Internal Revenue Service, "IRS" would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes. As a result, all items of our income, gain, loss, deduction, and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits. The payment of dividends would not be deductible by us. Thus double taxation of our earnings and profits would occur. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Partnership Status." If we pay taxes as a corporation, we will have less cash to distribute as a dividend.

The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment

        It is likely that an investor's interest in us will be treated as a "passive activity." If an investor's interest is deemed to be "passive activity," then the investor's allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. If a taxpayer's entire interest in a "passive activity" is disposed of to an unrelated person in a taxable transaction, suspended losses with respect to that activity may then be deducted. These rules could restrict an investor's ability to currently deduct any of our losses that are passed through to such investor.

Income Allocations Assigned to an Investor's Units May Result in Taxable Income in Excess of Cash Distributions, Which Means You May Have to Pay Income Tax on Your Investment with Personal Funds

        Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. This result might occur due to, among other things, accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

Risks Related to the Offering

We Are Not Experienced in Selling Securities and No One Has Agreed to Assist Us or Purchase Any Units That We Can Not Sell Ourselves, Which May Result in the Failure of this Offering

        This offering is made on a "best efforts" basis. We have no underwriter or placement agent for the offering, and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors. We plan to advertise in local media and mail information to area residents, the names of whom will be provided to us by farmer trade associations. We also plan to hold informational meetings throughout south central Wisconsin. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. These individuals have no broker-dealer experience and have never been involved in a public offering of securities. There can be no assurance that our directors will be successful in seeking investors for the offering.

Risks Related to the Units

We Will Construct the Plant By Means of Substantial Leverage of Equity, Resulting in Substantial Debt Service Requirements that Could Reduce the Value of Your Investment

        Upon completion of the plant, we anticipate that our total term debt obligations will be approximately $29,315,000, assuming that all 27,500 units are issued for $1,000 each. As a result, our capital structure will be highly leveraged. If we sell only the minimum $19,250,000 worth of units necessary to release funds from escrow, this would increase our anticipated term debt obligations to up to $37,565,000. Our debt load and service requirements could have important consequences which could reduce the value of your investment, including:

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  Limiting our ability to borrow additional amounts for operating capital and other purposes or creating a situation in which such ability to borrow may be available on terms that are not favorable to us;

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  Reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on our debt;

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  Making us vulnerable to increases in prevailing interest rates;

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  Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

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  Subjecting all, or substantially all of our assets to liens, which means that there will be virtually no assets left for members in the event of a liquidation; and,

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  Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in general economic conditions or our business.

        In the event that we are unable to pay our debt service obligations, we could be forced to: (a) reduce or eliminate distributions to unit holders, even for taxes, or (b) reduce or eliminated needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we are unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, we may be forced to cease operations and liquidate our assets, and you may lose all or most of your investment. See "MANAGEMENT'S PLAN OF OPERATIONS—Liquidity and Capital Resources."

No Public Trading Market Exists for Our Units and We Do Not Anticipate the Creation of Such a Market, Which Means that it will be Difficult for You to Liquidate Your Investment

        There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, units may not be traded on an established securities market or readily trade the units on a secondary market or the substantial equivalent thereof. We therefore will not apply for listing of the units on any stock exchange or on the NASDAQ Stock Market. As a result, units are not readily for sale.

We Have Placed Significant Restrictions on Transferability of The Units, Limiting an Investor's Ability to Withdraw from the Company

        The units will be subject to certain restrictions on transfer pursuant to our operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investments in us for an indefinite period of time.

        To help ensure that a secondary market does not develop, our operating agreement prohibits transfers without the approval of our board of directors. The board of directors will not approve transfers unless they fall within "safe harbors" contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

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  Transfers by gift;

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  Transfer upon death of a member;

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  Transfers between family members; and,

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  Transfers that comply with the "qualifying matching services" requirements.

        Any transfers of units in violation of the publicly traded partnership rules or without the prior consent of the board will be null and void.

Lenders May Require Us to Abide By Restrictive Loan Covenants That May Hinder Our Ability to Operate and Reduce Our Profitability

        We anticipate that the loan agreements governing our secured debt financing will contain a number of restrictive affirmative and negative covenants. These covenants may limit our ability to, among other things:

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  Incur additional indebtedness;

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  Make capital expenditures in excess of prescribed thresholds;

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  Make distributions to unit holders, or redeem or repurchase units;

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  Make various investments;

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  Create liens on our assets;

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  Utilize the proceeds of asset sales; or,

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  Merge or consolidate or dispose of all or substantially all of our assets.

        We also will likely be required to maintain specified financial ratios, including minimum cash flow coverage, minimum working capital and minimum net worth. We also will likely be required to utilize a portion of any excess cash flow generated by operations to prepay our term debt. A breach of any of these covenants or requirements could result in a default under our debt agreements. If we default, and if such default is not cured or waived, a lender could, among other remedies, accelerate our debt and declare that such debt is immediately due and payable. If this occurs, we may not be able to repay such debt or borrow sufficient funds to refinance. Even if new financing is available, it may not be on terms that are acceptable. Such an occurrence could cause us to cease building the plant, or if the plant is constructed, such an occurrence could cause us to cease operations. No assurance can be given that our future operating results will be sufficient to achieve compliance with such covenants and requirements, or in the event of a default, to remedy such default.

These Units Will Be Subordinate to Our Debts and Other Liabilities, Subjecting Your Investment to Greater Risk of Loss if We Are Forced to Liquidate Our Assets

        The units are unsecured equity interests in United Wisconsin Grain Producers, LLC and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation or reorganization, all units will be paid with all our other equity holders. There is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.

These Units Will Be Diluted in Value and Will Be Subject to Further Dilution in Value

        We have issued 1,440 units to our seed capital investors. The initial 235 units were sold to our founding members for $500 per unit. The subsequent 485 units were sold to our founding members for $1,000 per unit. These 720 units were split on a two-for-one basis on April 1, 2002. Effective October 16, 2002, we redeemed 160 units from two of our members at $218.75 per unit for a total of $35,000. Therefore, as of December 31, 2002, we have 1,280 units issued and outstanding to our seed capital investors. The adjusted price for the 470 units derived from the initial 235 units is $250 and the adjusted price for the 970 units derived from the subsequent 485 units is $500. Each price is a price lower than the price of units in this offering. The issuance of the seed capital units is dilutive to the units offered in this offering. In addition, if for any reason we are required in the future to raise additional equity capital, and if such equity capital is raised at a lesser price or on more favorable terms than those in this offering, investors in this offering would suffer dilution of their units. There is no assurance that units will not be diluted in the future. See "DILUTION."

Our Operating Agreement Contains Restrictions on Member's Rights to Participate in Corporate Governance of Our Affairs

        Investors are relying entirely on our directors to manage our business. Investors have no right to take part in our management, except through the exercise of limited voting rights described in our operating agreement. Investors will not have any right to determine the amount or timing of any Distributions, which right is reserved to the sole judgment of the board of directors.

Risks Related to the Company

We Have No Operating History, Which Could Result in Errors in Management and Operations Causing a Decrease in Our Profitability

        We were recently formed and have no history of operations. Our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant and the hiring of our employees. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. There is no assurance that we can manage start-up effectively, that we will be successful in completing this offering, in securing additional debt financing, and/or in our efforts to build and operate the plant. If we fail to achieve any of these goals, you will lose all or a substantial part of your investment.

If We Release Funds From Escrow But Do Not Obtain the Debt Financing That We Need, You May Lose Some or All of Your Investment.

        We will not release funds from escrow until we receive subscriptions and proceeds for the minimum amount offered and secure a written commitment from one or more lenders for the debt financing that we need. However, a written commitment only obligates the lender to lend us the debt financing that we need if we satisfy all of the conditions of the commitment. Accordingly, we may release the funds for your entire subscription, but never obtain the debt financing that we need. If this occurs we may:

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  Commence construction of the plant using all or a part of the equity funds received while we seek another debt financing source;

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  Hold the equity funds received indefinitely in an interest-bearing account while we seek another debt financing source; or

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  Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

In any of these situations, we may not successfully construct the plant and commence operations of our proposed plant and may terminate operations. As a result, you could lose part or all of your investment.

Our Success Is Currently And for the Foreseeable Future Will Be Dependent on Our Founders and Unproven Management, Resulting in Greater Risk of Error in Management of the Company Thereby Reducing the Value of Your Investment

        We are presently, and are likely for some time to continue to be, dependent upon our founding members. We presently have no employees, and our founders and initial directors will therefore be instrumental to our success. The majority of our founding members and our initial directors are farmers who live in the area of the proposed plant site. These individuals are experienced in business generally, but have no experience in raising capital from the public, in organizing and building an ethanol plant, or in governing and operating a public company. None of the directors has expertise in the ethanol industry. Our directors may make errors in judgment that a director with experience in this field would not make. We cannot make representations about our future profit potential or our future income or losses. We are uncertain whether we will ever operate at a profit or if or our membership units will appreciate in value. If our plans prove to be unsuccessful, you will lose all or a substantial part of your investment.

        In addition, certain directors of our board of directors are presently engaged in business and other activities outside of and in addition to our business. These other activities all impose substantial demand on the time and attention of such directors. We anticipate hiring a manager for the plant with experience in the ethanol industry and a production plant similar to our proposed plant. However, there is no assurance that we will be successful in attracting or retaining such an individual because of a limited number of individuals with expertise in the area and a competitive market with many new plants being constructed. Furthermore, we may have difficulty in attracting other competent personnel to relocate to Friesland, Wisconsin in the event that such personnel are not available locally. It is possible that one or more of our founding members and/or initial directors may later become unable to serve, and we may be unable to recruit and retain suitable replacements. Our dependence on our founding members and initial directors increases the risk of loss due to errors in management, which may have a material adverse impact upon our financial performance and may result in the loss of all or a substantial part of your investment.

        Our board of directors will have the exclusive right to make all decisions with respect to the management and operation of our business and our affairs. Investors will have no right to participate in the decisions of our board of directors or in the management of the plant. Investors will only be permitted to vote in a limited number of circumstances. Accordingly, no person should purchase units unless such person is willing to entrust all aspects of our management to the board of directors.

We Will Be Dependent on Fagen, Inc. For Expertise in the Commencement of Operation in the Ethanol Industry and Any Loss of this Relationship Could Result in Diminished Returns or the Loss of Your Investment

        We are dependent on our relationship with Fagen, Inc., and its employees. Specifically, we are dependent upon the Fagen, Inc. employees Mr. Roland "Ron" Fagen and Mr. Wayne Mitchell. Mr. Fagen and Mr. Mitchell have considerable experience in the construction, start-up and operation of ethanol plants. Any loss of our relationship with Fagen, Inc., Mr. Fagen, or Mr. Mitchell, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. We do not have a binding contract with Fagen, Inc., but only a letter of intent. There are no assurances that Fagen, Inc., will enter into a binding contract. Any unforeseen expenses and delays caused by the loss of our relationship with Fagen, Inc., may reduce our profitability and negatively impact our competitive position in the ethanol industry such that you may lose some or all of your investment. See "BUSINESS—Strategic Partners and Development Services Team."

We Have a History of Losses and May Not Ever Operate Profitably

        For the period from our formation on November 2, 2001 through December 31, 2002, we incurred an accumulated net loss of $281,839. We will continue to incur significant losses until we are able to secure financing and successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering, in securing additional financing and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.

Risks Related to Regulation and Governmental Action

Loss of Favorable Tax Benefits for Ethanol Production Could Hinder Our Ability to Operate at a Profit

        Congress currently provides federal tax incentives for oxygenated fuel producers and marketers. Ethanol blended with gasoline is one of the oxygenated fuels that qualify for federal tax incentives. These tax incentives allow a lower federal excise tax rate for gasoline blended with at least 10 percent,

7.7 percent, or 5.7 percent ethanol. Additionally, income tax credits are available for blenders of ethanol mixtures and small ethanol producers. Gasoline marketers pay a reduced tax on gasoline sold that contains ethanol. The current credit for gasoline blended with 10% ethanol is 5.3¢ per gallon. The subsidy will gradually drop to 5.1¢ per gallon by 2005. Currently, a gasoline marketer that sells gas without ethanol must pay a federal tax of 18.4¢ per gallon compared to 13.1¢ per gallon for gas with 10% ethanol. The tax on gasoline blended with 10% ethanol will gradually increase to 13.3¢ per gallon by 2005. Smaller credits are available for gasoline blended with 7.7 percent and 5.7 percent ethanol.

        The ethanol industry and our business are dependent upon the continuation of the federal ethanol credit. This credit has supported a market for ethanol that may disappear without the credit. The federal tax incentives are scheduled to expire September 30, 2007, but may be replaced by legislation now pending before the United States Senate (see Risks Related To Regulation And Governmental Action—Other Legislative Or Regulatory Developments, below). These tax incentives to the ethanol industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the market for the use of ethanol in a material way. We cannot assure you that any of those laws, regulations or programs will continue. The elimination or reduction of federal tax incentives to the ethanol industry would diminish the market and make selling our ethanol more costly or difficult for us. If the federal ethanol tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.

Discontinuation of Wisconsin Tax Incentives Concerning Ethanol Could Hinder Our Ability to Operate at a Profit

        We may qualify to receive an ethanol production incentive from the State of Wisconsin. Ethanol producers commencing production after July 1, 2001 are eligible to receive a production incentive of 20¢ per gallon sold to an alcohol blender, for up to 15 million gallons annually. Under present law, this incentive expires in 2011 and has an annual distribution limit of $3 million per payee. The producer may receive the payments for no more than seven years.

        If our plant becomes operational, we expect to qualify for the production incentive payments, and we intend to make formal application to and conform to the requirements of the Wisconsin Department of Revenue.

        Although we intend to do what is necessary to qualify for the ethanol production incentive payments, there can be no assurance that we will qualify for the full amount or any amount available under the program. Furthermore, there can be no assurance that the Wisconsin legislature will not modify, fail to appropriate funds for, or cancel the program. Failure to qualify for the program, in full or in part, or the modification or cessation of the program will have an adverse impact on our profitability and could result in the loss of some or all of your investment.

A Change in Environmental Regulations or Violations Thereof Could Result in the Devaluation of Our Units

        We will be subject to extensive air, water and other environmental regulation and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. The Wisconsin Department of Natural Resources, "WDNR", may also require us to conduct an environmental assessment prior to considering any permits.

        We have not applied for any environmental permits, but anticipate doing so before we begin construction. We do not anticipate a problem receiving all required environmental permits. However, if for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition, the WDNR could impose conditions or other restrictions in the permits that are detrimental to us or which increase costs to us above those assumed in this project. Any such event would likely reduce our financial performance and our business may fail. Accordingly, you may lose all or a substantial portion of your investment.

        Even if we receive all required permits from the WDNR, we may also be subject to regulations on emissions from the United States Environmental Protection Agency, "EPA". Currently the EPA's statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed plant. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations. If any of these events were to occur, our financial performance would suffer and you may lose some or all of your investment.

Other Legislative Or Regulatory Developments May Adversely Effect Our Operations

        It is possible that federal or state environmental rules or regulations could be adopted which may have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding the required oxygen content of automobile emissions could have an adverse effect on the ethanol industry. Furthermore, Plant operations will likely be governed by the Occupational Safety and Health Administration (OSHA). OSHA regulations may change such that the costs of the operation of the Plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions and may effect our operations and financial performance such that distributions could be diminished and your investment would be at risk of complete loss.

        Federal government laws encourage ethanol production and use as a measure to protect the environment. Several United States Senators have introduced legislation that would establish the "Renewable Fuels Standard" (S. 517, 107th Cong.), which would revise the current method in which ethanol use is required. The proposed legislation will determine the specific volume requirements of ethanol use in RFG on a nationwide basis. The proposed volumes would begin in the year 2004 at 2.3 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012. The production capacity of currently operating ethanol plants exceeds 2.7 billion gallons. Additional plants are under construction that will bring total domestic ethanol production capacity to approximately 3.1 billion gallons by 2004. Accordingly, fuel ethanol production may exceed required volumes under the proposed legislation in its early stages, resulting in lower prices for the ethanol we intend to produce.

Risks Related to Construction of the Plant

We Will Depend on Key Suppliers, Whose Failure to Perform Could Hinder Our Ability to Operate Profitably and Decrease the Value of Your Investment

        We are highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but have no definitive binding agreement with either entity. We have entered into a non-binding letter of intent with Fagen, Inc. and ICM, Inc. for various design and construction services. We anticipate that we will execute a definitive binding Design-Build Contract with Fagen, Inc. to construct the plant. However, there is no assurance that such an agreement will be executed.

        If we were not to execute a definitive, binding Design-Build Contract with Fagen, Inc., or if Fagen, Inc. were to terminate its relationship with us after construction was initiated, there is no assurance that we would be able to obtain a replacement general contractor. Any such event would likely reduce our financial performance by requiring us to expend time and resources in obtaining a replacement general contractor. It is also possible that we would be unable to find a suitable contractor, resulting in the failure of the company and the loss of all or a substantial portion of your investment.

        We are also highly dependent upon Fagen, Inc.'s and ICM, Inc.'s experience and ability to train our personnel in operating the plant. If the plant is built and does not operate to the level anticipated by us in our business plan, we will rely on Fagen, Inc. and ICM, Inc. to adequately address such deficiency. There is no assurance that Fagen, Inc. and/or ICM, Inc. will be able to address such deficiency in an acceptable manner. Failure to do so could have a material adverse affect on our production efficiency and capability, which could cause decreased profitability.

We Will Depend on Fagen, Inc. for Timely Completion of Our Plant, However, Fagen, Inc.'s Involvement in Other Projects Could Delay the Commencement of Our Operations and Further Delay Our Ability to Generate Revenue and Distribute Any Profits

        We expect to engage Fagen, Inc., as the general contractor for our plant. We anticipate that Fagen, Inc., along with ICM, Inc., will design and build our plant. Based upon public filings with the Securities and Exchange Commission and other available materials, as of January 2003, Fagen, Inc., had executed letters of intent to provide construction services to approximately nine other ethanol production facilities.

        In addition, Fagen, Inc., may have letters of intent with other ethanol production companies who have not filed with the Securities and Exchange Commission. Fagen, Inc.'s involvement with other ethanol projects may delay the completion of our plant and commencement of plant operations. Any delay in construction of our plant and/or commencement of plant operations could further delay our ability to generate revenue and distributions of any profits to our members.

Construction Delays Could Result in Devaluation of Our Units if Our Production and Sale of Ethanol and Its By-Products Are Similarly Delayed

        We expect that it will be an estimated 16 to 18 months after we release funds from escrow before we begin operation of the proposed plant. Construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to raise the financing, obtain necessary permits or construct the plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.

We May Need to Revise Cost Estimates for the Construction of the Plant Upwardly, and Such Revision Could Result in Devaluation of Our Units if Plant Construction Requires Additional Capital

        It is anticipated that Fagen, Inc. will construct the plant for a fixed contract price, based on the plans and specifications in the anticipated Design-Build Contract. We have based our capital needs on a design for the plant that will cost $45.3 million and additional start-up and development costs of $12.125 million. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. Any significant increase in the estimated construction cost of the plant may have a material adverse effect on our financial performance and could result in the failure of the company.

        We will acquire insurance that we believe to be adequate to prevent loss from foreseeable risks. However events occur for which no insurance is available or for which insurance is not available on terms that are acceptable to us. Loss from such an event, such as, but not limited to, earthquake, war, riot, or other risks, may not be insured and such a loss may result in the failure of the company. Failure of the company will result in the loss of some or all of your investment.

Risks Related to Ethanol Production

Our Ability to Operate at a Profit is Largely Dependent on Grain Prices and Ethanol and Distillers Dried Grains Prices

        Our results of operations and financial condition will be significantly affected by the cost and supply of grain and by the selling price for ethanol and Distillers Dried Grains. Price and supply are subject to and determined by market forces over which we have no control. High grain prices tend to reduce or eliminate profits in ethanol operations. If a period of high grain prices were to be sustained for some time, such pricing may have a material adverse effect on our financial performance, and could potentially lead to the loss of some or all of your investment.

We Will Compete with Existing and Future Ethanol Plants and Oil Companies, Which Could Result in Diminished Returns on Your Investment

        We will operate in a very competitive environment. We will compete with large, multi-product companies and plants with a capacity equal to or less than our plant. We will face competition for capital, labor, management, corn and other resources. Many of our competitors have greater resources than we currently have or will have in the future. We anticipate that as additional ethanol plants are constructed and brought on line, the supply of ethanol will increase. The absence of increased demand may result in prices for ethanol to decrease. There is no assurance that we will be able to compete successfully or that such competition will not hinder our ability to operate profitably by requiring us to reduce the prices that we accept for our products.

        We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. An example of such other additives is MTBE, a petrochemical derived from methanol. MTBE costs less to produce than ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. Furthermore, the United States petroleum industry is pursuing a repeal of all federal oxygenated fuel requirements. Under such circumstances, whether limited to or expanded beyond California, the demand for ethanol would not increase and could diminish. These companies also have sufficient resources to begin production of ethanol should they choose to do so. Competition from these companies may have a material adverse effect on our financial performance, and could result in diminished returns on your investment.

        In addition, Algoma Ethanol is in the process of developing a 20 million gallon per year plant near Oshkosh, Wisconsin. The Algoma plant has a corn supply area that may overlap the northeastern edge of our anticipated corn supply area. Competition from an ethanol plant in close proximity to our plant may result in our paying higher prices for corn and receiving lower prices for our products, which may reduce our financial performance, and could result in diminished returns on your investment.

We Will Be Dependent on Another for Sales of Our Products, Which May Result in Diminished Returns on Your Investment

        We currently have no sales force of our own to market ethanol and Distillers Dried Grains and do not intend to establish such a sales force. We intend to sell all of our ethanol to one broker pursuant to an output contract and intend to contract with one broker to market and sell our Distillers Dried

Grains feed products. As a result, we will be dependent on the ethanol broker and the feed broker. There is no assurance that we will be able to enter into contracts with any ethanol broker or feed product broker on acceptable terms. If the ethanol broker breaches the contract or does not have the ability, for financial or other reasons to purchase all of the ethanol we produce, we will not have any readily available means to sell our ethanol. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and Distillers Dried Grains feed products would have a material adverse effect on our financial performance, and could result in diminished returns on your investment.

Changes In Production Technology Could Require Us to Commit Resources to Updating the Plant or Could Otherwise Hinder Our Ability to Compete in the Ethanol Industry or to Operate at a Profit

        Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology less desirable or obsolete. The plant is a single-purpose entity and has no use other than the production of ethanol and associated products. If our ethanol production technology becomes obsolete, we may need to retool our Plant or take other similar actions that would require us to expend capital and would hurt our financial performance, and could result in diminished returns on your investment.

If Energy and Water Are Not Available at a Reasonable Price, We Might Be Unable to Operate at a Profit

        The plant will require a significant and uninterrupted supply of electricity, natural gas and water to operate. We plan to enter into agreements with local gas, electric, and water utilities to provide our needed energy and water. There can be no assurance that those utilities will be able to reliably supply the gas, electricity, and water that we need.

        If there is an interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, we would cease to generate revenue, which could result in our defaulting on a loan or failing to meet other financial obligations.

        We currently have no contracts, commitments or understandings with any natural gas or electricity supplier. There can be no assurance that we will be able to obtain a sufficient supply of natural gas and electricity on acceptable terms. In addition, natural gas prices are higher than the historical average price we have assumed for this project. Sustained increases in the price of natural gas or electricity would increase our cost of production and, as these costs may or may not be borne by our customers, could hinder our ability to operate profitably.

        We anticipate our water requirements to be approximately 300 to 500 gallons per minute, depending on the quality of the water. We are exploring the possibility of using a well in the area of the Friesland plant site; otherwise we intend to drill a new, high-capacity well. However, there can be no assurance that we will be able to use that existing well or that alternative sources of water can be attained. If we are unable to use an existing well, obtain a high capacity well permit, or otherwise obtain a reliable supply of the necessary water, our ability to operate profitably would be hindered; if water is not available at all, we would likely be required to cease operations.

We May be Subject to Nuisance Claims Due to the Nature of Our Plant, Addressing the Costs of Which Will Deplete Our Resources and Could Reduce Our Financial Performance

        We intend to locate the plant in Columbia County near the village of Friesland. Ethanol production has been known to produce an odor to which surrounding residents could object, and may also increase dust in the area due to its operations and the transportation of grain to the plant and ethanol and Distillers Dried Grains from the plant. Such activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its byproducts, we intend to install a thermal oxidizer in the Plant. See "BUSINESS—Thermal Oxidizer." Nonetheless, the costs of defending against any such claims, or increased costs to address complaints, could harm may reduce our financial performance, and could reduce the amount of cash available to distribute to investors or to enhance our business.

Risks Related to Conflicts of Interest

We Presently Have No Procedure to Identify and Address Potential Conflicts of Interest, Which Could Result in a Failure to Identify and Obviate Such Conflicts and Could Reduce Our Financial Performance

        Significant conflicts of interest may exist in our organizational structure and operations. For example, Fagen, Inc. or other parties with whom we contract may purchase blocks of our units and enjoy the rights of other unit holders, including voting for management. Though we will attempt to address actual or potential material conflicts of interest as they arise or become known, we have not established any formal procedures to address or resolve conflicts of interest. There is no assurance that any conflict of interest will not have adverse consequences to us in the form of higher costs for machinery, materials, or personnel, which additional costs could reduce our profits and could reduce our financial performance and the amount of cash available to distribute to investors or to enhance our business.

We May Have Conflicts of Interest With Our Directors and Founders, Which Could Result in Loss of Capital and Reduced Financial Performance

        Our directors also have management responsibilities and conflicts of interest with respect to other entities with which we do or may do business with in the future. This includes directors who have farming operations that may sell grain to our plant. All of our directors have conflicts of interests in allocating management time between us and other responsibilities. Additionally, we have employed Value Add Ventures, LLC as a project consultant. Mr. William Reichers of Volga, South Dakota and Mr. Paul Casper of Lake Preston, South Dakota are not only principals of Value Add Ventures, LLC, but also are associated with Fagen, Inc. and other ethanol plants. Fagen, Inc. is our general contractor for the plant. Consequently, Messrs. Reichers and Casper may have conflicts of interest when advising the board regarding contracts and agreements with Fagen, Inc., ICM, Inc., or their affiliates.

        Our directors and officers have and may purchase our units. Any purchases of units by the directors and officers should not be relied upon as an indication of the merits of this offering. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of the their position to substantially influence our business and management. Such conflicts of interest may reduce our financial performance and and could result in reduced distributions to investors.

We May Have Conflicts of Interest With Fagen, Inc., Which May Result in Lost Opportunities or Other Costs That Could Reduce Distributions to Investors

        As discussed above, we expect that our directors will be advised by one or more employees or associates of Fagen, Inc. Fagen, Inc. is expected to continue to be involved in substantially all material aspects of our formation, capital formation, and operations. Consequently, the terms and conditions of our agreements and understandings with Fagen, Inc., and, through Fagen, Inc., with ICM, Inc., have not been negotiated at arm's length. Therefore, there is no assurance that our arrangements with such parties are as favorable to us as could have been if obtained from unaffiliated third parties. In addition, because of the extensive roles that Fagen, Inc. and ICM, Inc. will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc. If this were to occur, it may have a material adverse impact on our operations and financial performance, and could reduce our financial performance and the amount of cash available to distribute to investors or to enhance our business.

        Fagen, Inc. and its affiliates may also have conflicts of interest because employees or agents of Fagen, Inc. are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. to devote its full time or attention to our activities. As a result, Fagen, Inc. may have or come to have a conflict of interest in allocating personnel, materials and other resources to our plant.

        The board will have no independent directors as defined by the North American Securities Administrators Association. Accordingly, the contract with Fagen, Inc. has not and will not be approved by independent directors since there are none at this time. We do not believe that this will pose a problem, however, because the directors may have an adverse interest to that of Fagen, Inc. with regard to some contracts because of their investment interest in our plant.

FORWARD-LOOKING STATEMENTS

        Throughout this prospectus, we make "forward-looking statements," including the words "may," "estimate," "continue," "believe," "expect" or "anticipate" and other similar words. The forward-looking statements contained in this prospectus are generally located in the material set forth under the headings "Summary of the Offering," "Risk Factors," "Estimated Use of Proceeds," and "The Project," but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

  •
  The availability and adequacy of our cash flow to meet its requirements, including payment of loans;

  •
  Economic, competitive, demographic, business and other conditions in our local and regional markets;

  •
  Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

  •
  Actions taken or omitted to be taken by third parties including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

  •
  Competition in the ethanol industry;

  •
  The loss of any license or permit;

  •
  The loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

  •
  Changes in our business strategy, capital improvements or development plans;

  •
  The availability of additional capital to support capital improvements and development; and,

  •
  Other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward looking statements specified in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. We will not update forward-looking statements even though our situation may change in the future.

USE OF PROCEEDS

        The gross proceeds from this offering will be $19,250,000 if the minimum amount of units offered is sold, and $27,500,000 if the maximum number of units offered is sold before deducting expenses. We estimate the offering expenses to be approximately $256,000, and the net proceeds of the offering to be

$18,994,000 if the minimum amount of units offered is sold, and $27,244,000 if the maximum number of units offered is sold. Estimated offering expenses of $256,000, includes estimated expenses of issuance and distribution totaling $159,908.

ESTIMATED OFFERING PROCEEDS

	Maximum Offering	Minimum Offering
Offering Proceeds	$27,500,000	$19,250,000
Less Estimated Offering Expenses	$256,000	$256,000

Net Proceeds from Offering	$27,244,000	$18,994,000

        We intend to use the net proceeds of the offering to build the plant and to start operating the plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate total expenditures for the construction and start-up of the plant will be $57,425,000. See "MANAGEMENT'S PLAN OF OPERATION—Overview" for a detailed description of our estimated use of proceeds..

        We expect the total funding required for the plant to be $57,425,000, which includes $45,300,000 to build the plant and $5,900,000 in land acquisition and site development costs. Total estimated construction costs including bringing utilities and rail to the site are $51,200,000 or $1.34 per gallon of annual denatured ethanol production capacity, assuming full capacity production.

        In addition to the cost to build the ethanol plant and bring rail and utilities to the site, there are significant owner's costs that will be incurred to build and operate the facility successfully. Pre-production period costs, working capital, start-up inventories of ethanol, corn, Distillers Dried Grains, chemicals, yeast, denaturant and spare parts are estimated to be $3,230,000. Capitalized interest, organizational, offering, miscellaneous and contingency costs are estimated to be $2,565,000. We estimate that total project costs will be $57,425,000 or $1.507 per gallon of annual denatured ethanol production capacity at 38,095,238 gallons per year.

SOURCE OF THE FUNDS

        We must obtain debt financing in order to complete construction on the plant. The amount and nature of the debt financing that we are seeking is subject to the interest rates and the credit environment as well as other economic factors over which we have no control, but we expect that the amount of debt financing will not exceed $37,565,000, which is approximately 65% of our necessary total funding. We have no binding contracts or commitments with any bank, lender or financial institution for our debt financing, but we will not release funds from escrow until we execute written financing commitments. We have not yet applied for any grants, but intend to apply for government grants as soon as the location of the plant site is finalized.

        After completion of this offering and the receipt of the required debt financing, if we require additional cash, we may seek additional financing by borrowing, and/or through the sale of additional units. However, we cannot guarantee that we will be successful in obtaining additional financing if needed.

CAPITALIZATION

Membership Unit Split

        Effective April 1, 2002, the board authorized a two-for-one membership unit split for all units of record as of August 31, 2002, which increased the issued and outstanding membership units from 720 units to 1,440 units. Of those units, 1,280 units remain outstanding. The number of units and prices paid for the units issued throughout this prospectus have been restated to give effect to the membership unit split.

Capitalization Table

        The following table sets forth our capitalization at December 31, 2002 on an actual and pro forma basis to reflect the units offered in this offering.

	December 31, 2002
	Pro Forma (1)
	Actual	Minimum	Maximum
Long-term Debt		$37,565,000	$29,315,0000
Grant Financing		$610,000	$610,000
Unit holders' equity: Membership Units; a minimum of 20,530 Units and a maximum of 28,780 Units issued and outstanding on an as-adjusted basis	$543,905	$19,793,905	$28,043,905
Accumulated deficit	($281,839)	($281,839)	($281,839)

Total Unit holder's equity (deficit)	$262,066	$19,512,066	$27,762,066

Total Capitalization	$262,066	$57,687,066	$57,687,066

(1)
As adjusted to reflect the receipt of the gross proceeds of this offering prior to deducting offering expenses. We have assumed levels of grant financing and term debt financing for which we do not yet have firm commitments.

        The transaction summarized above will be made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, will be applied to our working capital and other general corporate purposes.

        With respect to the exemption from registration of issuance of securities claimed under Rule 505 and Section 3(b) of the Securities Act, neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser's own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DILUTION

        On December 31, 2002, we had outstanding 1,280 units, which had a net tangible book value of $96,932, or $75.73 per unit. The net tangible book value per unit represents total tangible assets, divided by the number of units outstanding. The offering price of $1,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all forty-seven unit holders as of that date will realize an immediate increase of $862.22 in the pro forma net tangible book value of their units held prior to this offering if the minimum is sold, and an increase of $880.01 if the maximum is sold. Purchasers of units in this offering will realize an immediate dilution of $62.05 per unit in the net tangible book value of their units if the minimum is sold, and a decrease of $44.26 if the maximum is sold.

        An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our seed capital offerings. We have sold units at prices substantially below the price at which we are currently selling units. On December 4, 2001, we issued 235 units to our founders at a price of $500 per unit. On January 4, 2002 we issued an additional 485 units to seed capital investors for $1,000 per unit. All these units were split on a two-for-one basis. Effective October 16, 2002, we redeemed 160 units from two of our members at a price of $218.75 per unit, for a total of $35,000. Therefore, as of December 31, 2002, we have 1,280 units issued and outstanding to our seed capital investors. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.

        We could be forced to issue warrants to purchase units to a lender in connection with our debt financing plan. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price, that sale could lower the value of an existing investor's units.

        The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit. The table does not take into account any other changes in the net tangible book value of our units occurring after December 31, 2002 other than the expected offering expenses related to this offering ($256,000), which includes deferred charges in other assets ($165,134).

	Minimum	Maximum
Pro forma net tangible book value per unit at December 31, 2002	$75.73	$75.73
Increase in pro forma net tangible book value per unit attributable to the sale of 19,250 (minimum) and 27,500 (maximum) units at $1,000 per unit, less offering expenses	$862.22	$880.01
Net tangible book value per unit at December 31, 2002, as adjusted for the sale of units	$937.95	$955.74
Dilution per unit to new investors in this offering	$(62.05)	$(44.26)

        We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing.

        The table below sets forth as of December 31, 2002, on an "as-if-converted" basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses. For purposes of the tables below, our redemption of 160 of our units has been considered in the totals.

	Total Number of Units Purchased
	Minimum Number	Percent	Maximum Number	Percent
Existing unit holders	1,280	6.23%	1,280	4.44%
New investors	19,250	93.77%	27,500	95.56%
Total	20,530	100.00%	28,780	100.00%
	Total Consideration and Average Per Unit Price
	Amount	Minimum Percent	Average	Amount	Maximum Percent	Average
Existing unit holders	$567,500	2.86%	$443.36	$567,500	2.02%	$443.36
New investors	$19,250,000	97.14%	$1,000.00	$27,500,000	97.98%	$1,000.00
Total	$19,817,500	100.00%	$965.29	$28,067,500	100.00%	$975.24

BENEFICIAL OWNERSHIP

Principal Members

        The following table presents the names and other information about beneficial or record owners of more than five percent (5%) of our units as of the date of this prospectus.

FIVE PERCENT (5%) BENEFICIAL OWNERSHIP

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class Prior to the Offering
Membership Units	Kevin Roche & Tracy Roche, JTROS N3432 Cty BB Columbus, WI 53925	84 Units	6.6%
Membership Units	Robert J. Miller & Laura L. Miller, JTROS N68 W35460 Hwy K Oconomowoc, WI 53066	86 Units	6.7%
Membership Units	Jerry H. Franz N2775 Kroncke Rd. Poynette, WI 53955	70 Units	5.5%
Membership Units	Cal Dalton 407 Lake St. P.O. Box 715 Pardeeville, WI 53954	70 Units	5.5%
Membership Units	John G. and Ruth B. Meylink, JTROS W 6090 Swan Road Burnett, WI 53922-9741	80 Units	6.3%

Ownership by Management

        The following table describes the ownership of units by our directors and officers individually and as a group as of the date of this prospectus.

UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

			Percentage of Total After the Offering (1)
	Number of Units	Percentage of Total Prior to Offering
			Minimum	Maximum
Our Directors and Officers
Carl Benck W772 Hwy Z Fall River, WI 53932	40	3.13%	0.3%	0.1%
Cal Dalton 407 Lake St., P.O. Box 715 Pardeeville, WI 53954	70	5.47%	0.%	0.2%
Jerry H. Franz N2775 Kroncke Rd. Poynette, WI 53955	70	5.47%	0.4%	0.2%
William R. Herrmann W2553 Duborg Rd. Columbus, WI 53925	60	4.69%	0.4%	0.2%
Robert Lange W11715 Behan Rd. Columbus, WI 53925	60	4.69%	0.4%	0.2%
Robert J. Miller, Treasurer N68 W35460 Hwy K Oconomowoc, WI 53066	86	6.71%	0.5%	0.3%
Kevin Roche, Chairman and President N3432 Cty BB Columbus, WI 53925	84	6.56%	0.4%	0.3%
Berwyn G. Westra N8693 Cty FW Beaver Dam, WI 53916	60	4.69%	0.4%	0.2%
All Directors and Officers as a Group	530	42.04%	2.5%	1.7%

(1)
The percentages reflected assume that no director purchases any additional units in this offering.

SELECTED FINANCIAL DATA

        The following table summarizes important financial information from the December 31, 2002, audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

From Inception to December 31, 2002
Statement of Operations Data:
Revenues	$0
Operating expenses:
Project coordinator	$46,251
Organization costs	38,287
Professional fees	160,630
Administrative	57,646

Net operating loss	$(302,814)
Other Income	20,975

Net Loss	$(281,839)

	December 31, 2002
	Pro Forma(1)
	Actual	Minimum	Maximum
Balance Sheet Data:
Assets:
Cash and cash equivalents	$163,779	$19,413,779	$27,663,779
Prepaid expenses	8,125	8,125	8,125
Net equipment	1,199	1,199	1,199
Deposits on land	13,000	13,000	13,000
Deferred offering costs	165,134	165,134	165,134

Total Assets	$351,237	$19,601,237	$27,851,237

Liabilities and members' equity:
Current liabilities	89,171	89,171	89,171
Total members' equity (deficit)	262,066	19,512,066	27,762,066

Total liabilities and members' equity	$351,237	$19,601,237	$27,851,237

(1)
As adjusted to reflect the receipt of the gross proceeds of this offering prior to deducting offering expenses and prior to the receipt of long-term proceeds from the long term debt commitment. We will draw upon debt commitment proceeds after existing cash balances are expended.

MANAGEMENT'S PLAN OF OPERATION

Overview

        THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OUR OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

        We are a start-up limited liability company in development stage, which was formed for the purpose of building a plant to produce ethanol and animal feed products in south central Wisconsin. We currently rent office space in Friesland, Wisconsin. We do not expect to operate at a profit before the ethanol plant is completely constructed and operational. We have hired consultants, including attorneys, accountants, an experienced ethanol industry consultant, and environmental consultants. We have located a site for our plant and have inquired about the possible delivery of utilities and rail service to that site.

        Based upon engineering specifications produced by Fagen, Inc., our plant is expected to annually consume approximately 15 million bushels of locally grown corn and annually produce approximately 40 million gallons of fuel-grade denatured ethanol, 128,000 tons of Distillers Dried Grains on a dry basis or 320,000 tons on a modified wet basis. Additionally, 300 to 350 tons per day of carbon dioxide may be recovered. We have entered into a letter of intent dated January 10, 2003, with BOC Gases, a division of The BOC Group, Inc., regarding the purchase of the raw carbon dioxide by-product. We currently estimate that it will take 16 to 18 months from the date that we release funds from escrow and obtain all necessary permits to complete the construction of the plant.

        We anticipate that we will have an agreement with an experienced ethanol marketer to sell our ethanol production. We also anticipate that we will have an agreement with an experienced marketer to sell our animal feed products. We have identified several potential ethanol and animal feed product marketing firms and are in the early stages of negotiating with them regarding a marketing agreement, however, we currently have no agreements with any party to sell any of our expected products. We will be hiring staff to handle the direct operation of the plant, and currently expect to employ approximately 34 people. We do not intend to hire a sales staff to market our products. Third-party marketing agents will coordinate all shipping.

        The following table describes our proposed use of proceeds, based upon a minimum offering of $19,250,000 and a maximum offering of $27,500,000. The difference in the proposed use of proceeds between the minimum and maximum reflects an increase in the cost of the construction contingency fund and a decrease in capitalized interest when comparing the minimum offering to the maximum offering. Regardless of the difference, the total use of proceeds is estimated to be $57,425,000. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only based on 40% investor equity, and the actual use of funds may vary significantly from the descriptions given below depending on the contingencies described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

 PROJECTED SOURCES AND USES OF FUNDS

	Minimum	Maximum
SOURCES OF FUNDS:
Term Debt	$37,565,000	$29,315,000
Cash and Equity Equivalents	19,250,000	27,500,000
Grants	610,000	610,000

Total Sources of Funds	$57,425,000	$57,425,000

USES OF FUNDS
Land & Land Improvements
Site Infrastructure and Development	4,900,000	4,900,000
Land Acquisition	1,000,000	1,000,000

Total:	$5,900,000	$5,900,000

Plant Construction
Grain Handling Facilities	4,892,000	4,892,000
Cooking Facilities	3,956,000	3,956,000
Fermentation Facilities	5,387,000	5,387,000
Distillation Facilities	5,147,000	5,147,000
Liquid/Solids Separation Facilities	3,628,000	3,628,000
Evaporation Facilities	4,355,000	4,355,000
Dryer Facilities	5,225,000	5,225,000
Product Storage Facilities	2,935,000	2,935,000
Plant Utilities	4,280,000	4,280,000
General Plant Facilities and Services	5,495,000	5,495,000

Total:	$45,300,000	$45,300,000

Miscellaneous Costs
Construction Contingency	500,000	600,000
Construction Insurance	100,000	100,000
Permits	240,000	240,000
Offering Expenses (1)	256,000	256,000
Capitalized Interest (2)	900,000	800,000
Organizational Costs	569,000	569,000

Total:	$2,565,000	$2,565,000

Start-Up Costs:
Pre-production period Costs (3)	660,000	660,000
Inventory — Corn	960,000	960,000
Inventory — Chemicals, Yeast, Denaturant	200,000	200,000
Inventory — Ethanol and Distillers Grain	750,000	750,000
Spare Parts	260,000	260,000
Working Capital	400,000	400,000

Total:	$3,230,000	$3,230,000

Financing Costs
Lender Fee	360,000	360,000
Legal Fees	20,000	20,000
Commitment Fees	25,000	25,000
Miscellaneous Expenses	25,000	25,000

Total:	$430,000	$430,000

Total:	$57,425,0000	$57,425,000

Plan of Operations Until Start-up of the Ethanol Plant

Operations Before Completion of Offering

        Before we complete this offering, we expect to continue work principally on the preliminary design and development of our proposed plant, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating corn supply, utility and other contracts. We plan to fund these initiatives primarily through use of the seed capital we raised in 2002. We do not anticipate hiring any employees related to the ethanol plant operations until approximately six months before completion of plant construction and commencement of plant operations. We believe that our existing funds will permit us to continue our preliminary activities through [Effective Date, 2004]. If we are unable to release funds from escrow by that time or otherwise obtain other funds, we may need to discontinue operations.

Operations After Completion of Offering and Before Receipt of Debt Financing Funds

        We will not release funds from escrow until we receive subscriptions and proceeds for the minimum amount offered ($19,250,000) and execute written debt financing commitments for the debt financing that we need. However a written commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before either closing on the debt financing or at all. If this occurs we may:

  •
  Commence construction of the plant using all or a part of the equity funds received while we seek another debt financing source;

  •
  Hold the equity funds received indefinitely in an interest-bearing account while we seek another debt financing source; or

  •
  Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

In any of these situations, we may not successfully construct and commence operations of our proposed plant and may terminate operations. As a result, you could lose all or part of your investment.

Operations After Completion of Offering and Receipt of Debt Financing

        We expect to complete construction of the proposed plant and commence operations approximately 14 to 16 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and executed finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $43,500,000 to construct the plant and a total of approximately $57,425,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.

Condition of Records

        We currently have no experienced general manager, and we do not expect to retain one until some time in 2003. We are dependent entirely on our board of directors and an outside accountant for maintenance of books and records. We intend to hire and train a staff well before the start of the plant operations, and we have included an expense allocation for this in our budget. However, there can be no assurance that we will be able to retain qualified individuals.

Operating Expenses

        We expect to have certain operating expenses, such as salaries, when the plant manager and other office staff are hired. Along with operating expenses, we anticipate that we will have significant expenses related to financing and interest. We have allocated funds in our capital structure for these expenses and should be able to satisfy our cash requirement through the time that ethanol production begins. However, there can be no assurance that the funds allocated are sufficient to cover the expenses. We may need additional funding to cover these costs if sufficient funds are not retained up-front or if costs are higher than expected.

Liquidity and Capital Resources

        We are seeking to raise a minimum of $19,250,000 and a maximum of $27,500,000 in this offering. The offering proceeds will be placed in an escrow account with U.S. Bank. We will not release funds from escrow until we execute written commitments for our debt financing. Assuming that all 27,500 units are sold, approximately $29,315,000 in senior and subordinated debt will be needed to complete the project. If fewer units are sold, additional debt must be sought. We do not have financing commitments for either of these loans. Completion of the project relies entirely on our ability to attract these loans and close on the debt financing. We may engage a financing company to attempt to obtain the loans. If we cannot close on our debt financing before [Effective Date, 2004], we will promptly return the proceeds received in this offering with nominal interest, less escrow agency fees.

        We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the plant. We expect that the combined $37,565,000 loan will be secured by all of our real property, including receivables and inventories. If we were to issue warrants in connection with any subordinated financing, it could reduce the value of our units.

        Our ability to repay our anticipated debt will depend on our financial and operating performance and on our ability to successfully implement our business strategy. We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. Our financial and operational performance depends on numerous factors including prevailing economic conditions and certain financial, business and other factors beyond our control. Our cash flows and capital resources may be insufficient to repay our anticipated debt obligations. If we cannot pay our debt service, we may be forced to reduce or eliminate distributions, reduce or delay capital expenditures, sell assets, restructure our indebtedness or seek additional capital. If we are unable to restructure our indebtedness or raise funds through sales of assets, equity or otherwise, our ability to operate could be harmed and the value of your membership units could decline.

        Any institution lending funds to us, whether through a leasing arrangement or direct loans, will take a security interest in our assets, including the property and the plant. If we fail to make our debt financing payments, the lender will have the right to repossess the secured assets, including the property and the plant, in addition to other remedies. Such action would end our ability to continue operations. If we fail to make our financing payments and we cease operations, your rights as a holder of membership units are inferior to the rights of our creditors. We may not have sufficient assets to make any payments to you after we pay our creditors.

Grant and Government Programs

        We believe that we are eligible for and anticipate applying for various state and federal grant, loan and forgivable loan programs. Most grants that may be awarded to us are considered paid-in capital for tax purposes and are not taxable income. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.

        We will be applying for a grant from the Wisconsin Department of Transportation for $340,000, which amount is based on $10,000 per associate employed. We have not yet applied for this grant but intend to do so at a time when we are closer to commencing operations. We also will apply for a labor based Commerce Business Grant for $170,000, or $5,000 per employee to aid with start-up costs. We expect this grant to be completed by the ending date of this offering. We will also apply for a Value-Added Agricultural Product Market Development Grant from the USDA, up to a maximum amount of $500,000. We expect to apply for this grant in the fall of 2003. In addition, we intend to apply for a grant of $100,000 from the Union Pacific Railroad towards the construction of rail siding on the property. The timing of the grant from the Union Pacific Railroad is dependent upon finalization of our project site.

        We will be applying for a grant from the USDA's Commodity Credit Corporation. Under the grant program, the Commodity Credit Corporation will reimburse eligible ethanol producers of less than 65 million gallons of bioenergy one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol. No eligible producer may receive more than $7.5 million under the program. Because we expect to be an eligible producer and to annually utilize 15 million bushels of corn in the increased production of ethanol, we expect to potentially receive the maximum award of $7.5 million. However, the Commodity Credit Corporation may award only $150 million annually fiscal years 2003 through 2006, and any award we received may be reduced based upon the volume of applications from other eligible producers. We expect to be eligible to receive an award under the program only once during the life of our project.

        There may be other state and federal programs that we are not aware of at this time. Programs and incentives offered by state and federal agencies are subject to change and new programs and incentives may become available. As changes in current programs and incentives are made and new programs and incentives become available, we will endeavor to stay informed and to take advantage of the programs and incentives for which we are eligible.

BUSINESS

        We intend to raise capital to develop, construct, own, and operate a 40 million gallon dry mill ethanol plant in south central Wisconsin. We plan to build the plant such that it will have, according to our letter of intent with Fagen, Inc., an annual capacity to process approximately 15 million bushels of corn into approximately 40 million gallons of denatured ethanol. We also expect the plant to produce approximately 128,000 tons annually of Distillers Dried Grains animal feed on a dry matter basis. These are the principal by-products of the ethanol production process. The plant will also produce between 300 and 350 tons per day of raw carbon dioxide as another by-product of the ethanol production process. We have entered into a letter of intent dated January 10, 2003, with BOC Gases, a division of The BOC Group, Inc., regarding the purchase of the raw carbon dioxide by-product. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant or if we are not able to market ethanol and its by-products. We expect to commence construction of the proposed plant as soon after the release of funds from escrow, and to complete construction of the plant and commence operations approximately 14 to 16 months after construction commences.

        We have identified a plant site and obtained options to purchase the real estate for the proposed site. See "BUSINESS—Project Location and Proximity to Markets." We have executed a letter of intent with Fagen, Inc., to engage Fagen, Inc., as our general contractor and co-developer and we have begun negotiations with Fagen, Inc., regarding definitive agreements for financial, design and construction services. See "BUSINESS—Strategic Partners and Development Services Team." We have executed a letter of intent with BOC Gases, a division of The BOC Group, Inc., and we have begun negotiations with The BOC Group, Inc., regarding a definitive binding agreement for the purchase of our raw carbon dioxide by-product. See "BUSINESS—Strategic Partners and Development Services Team." We have engaged environmental consultants to assist us in obtaining the necessary permits. See "BUSINESS—Regulatory Permits." We have also inquired about the possible delivery of utilities and rail service to our proposed plant site. We have entered into a railroad consulting and engineering agreement with KEY Railroad Development, L.L.C. See "BUSINESS—Strategic Partners and Development Services Team." Finally, we have hired other consultants, including attorneys, accountants, and an experienced ethanol industry consultant, to assist us in developing our project. See "BUSINESS—Strategic Partners and Development Services Team."

Primary Product—Ethanol

        Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and sorghum, as well as from agricultural waste products such as sugar, rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the table of U.S. ethanol production facilities prepared by the Renewable Fuels Association and located in "BUSINESS—Our Primary Competition," approximately 90% of ethanol produced in the United States in January, 1992 is produced from corn. Corn produces large quantities of carbohydrates that convert into glucose more easily than most other kinds of biomass.

Description of Dry Mill Process

        Our plant will produce ethanol by processing corn. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to a scalper to remove rocks and debris before it is conveyed to storage bins. Thereafter, the corn will be transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. We will add water, heat and enzymes to break the ground grain into a fine slurry. Some of that water will be recycled through a methanator; a treatment system that removes waste produced in ethanol production before water is recycled into production. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute fuel ethanol.

        Corn mash from the distillation stripper is pumped into one of several decanter type centrifuges for dewatering. The water ("thin stillage") is then pumped from the centrifuges and then to an evaporator where it is dried into a thick syrup. The solids that exit the centrifuge or evaporators ("the wet cake") are conveyed to the Distillers Dried Grains dryer system. Syrup is added to the "the wet cake" as it enters the dryer, where moisture is removed. The process will produce distillers grains, which are processed corn mash that can be used as animal feed.

        The following flow chart illustrates the dry mill process:

Thermal Oxidizer

        Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, Distillers Dried Grains, that some people find to be unpleasant. We intend to employ a thermal oxidizer emissions system to help reduce any risk of this problem. Fagen, Inc. has indicated that we can expect that our thermal oxidizer, which heats emissions, will destroy a significant amount of the volatile organic carbon compounds in those emissions that cause odor in the drying process and satisfy the applicable permitting requirements. We expect this addition to the plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.

By-Products

        The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain by-pass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in "Nebraska Cooperative Extension Study MP51—Distiller's Grains," by-pass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: Distillers Wet Grains with Solubles "Distillers Wet Grains", Distillers Modified Wet Grains with Solubles "Distillers Modified wet Grains") and Distillers Dried Grains. Distillers Wet Grains is processed corn mash that contains approximately 70% moisture that has a shelf life of approximately three days and can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers Modified Wet Grains is Distillers Wet Grains that has been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers Dried Grains is Distillers Wet Grains that has been dried to 10% moisture. Distillers Dried Grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to an ethanol plant. We intend to market Distillers Dried Grains and are exploring possibilities of local demand for Distillers Modified Wet Grains to market at least a portion of our distillers grains in this form.

        Another by-product of the ethanol production process is raw carbon dioxide. The plant is expected to produce between 300 and 350 tons per day of raw carbon dioxide. We have entered into a letter of intent with BOC Gases, a division of The BOC Group, Inc., and we have begun negotiations with The BOC Group, Inc., regarding a definitive agreement that addresses the capture and marketing of our raw carbon dioxide.

Corn Feedstock Supply

        We anticipate that our plant will need approximately 15 million bushels of grain per year or 42,000 bushels per day as the feedstock for its dry milling process. The corn supply for our plant will be obtained primarily from local markets. In the year 2000, in the area surrounding the plant, corn production was 93 million bushels, according to the USDA National Agricultural Statistics Service. The following table provides a summary of the approximate number of bushels of corn produced by suppliers, by county, located within approximately 50 miles of Friesland, Wisconsin, the plant site, during the year 2000:

County	District	Corn (bushels)
Adams	50	1,786,000
Columbia	80	14,904,000
Dane	80	23,147,000
Dodge	80	16,085,000
Fond Du Lac (1/2)	60	4,957,000
Green Lake	50	5,979,000
Iowa (1/2)	70	3,155,000
Jefferson (1/2)	80	4,614,000
Juneau	50	3,694,000
Marquette	50	2,376,000
Richland (1/2)	70	1,643,000
Sauk	70	7,889,000
Waushara	50	2,769,000

Total		92,998,000

        Although the area surrounding the plant produces a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there were an extended drought or other production problem. In addition, our financial projections assume that we can purchase grain for approximately $2.27 per bushel, the 10-year average for corn in the area of the plant. However, there is no assurance that we will be able to purchase corn for these prices. Corn prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production. These factors can be volatile because of weather, stocks prices, export prices and the government's agricultural policy. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future.

        Because the market price of ethanol is not related to corn prices, ethanol producers are generally not able to compensate for increases in the cost of corn feedstock through adjustments in prices charged for their ethanol. We therefore anticipate that our plant's profitability will be negatively impacted during periods of high corn prices.

Grain Elevators

        We anticipate establishing ongoing business relationships with local corn elevators to acquire the corn needed for the project, although some corn is expected to be acquired directly from farmers. We expect to become licensed as a Wisconsin Grain Dealer, which will allow us to contract to purchase Wisconsin grains. We have identified a number of elevators as potential sources of corn in Wisconsin and discussions are in progress for future corn delivery. We have no contracts, agreements or understandings with any grain producers in the area, although we anticipate procuring corn from these sources.

Commodities Manager

        We intend to hire a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through the grain elevators. The commodities manager will coordinate corn deliveries between the railroad and the participating elevators. Additionally, the commodities manager will develop price protection through the use of hedging strategies. We anticipate hedging corn through futures contracts to reduce short-term exposure to price fluctuations. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. Our purchasing and hedging activities may or may not lower our price of corn, and in a period of declining corn prices, these advance purchase and hedging strategies may result in our paying a higher price for corn than our competitors. Further, hedging for protection against the adverse changes in the price of corn may be unsuccessful, and could result in substantial losses to us. Generally, higher corn prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn costs to our customers. There is no assurance that we will be able to pass through higher corn prices. The effectiveness of such hedging activities is dependent upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and Distillers Dried Grains. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.

Ethanol Markets

        Ethanol has important applications. Primarily, ethanol can be used as an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent on several economic incentives to produce ethanol. Our revenues will be exclusively dependent on the market prices for ethanol and Distillers Dried Grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results

        We believe that ethanol production is expanding rapidly at this time. There are a number of new plants under construction or planned for construction, both inside and outside the State of Wisconsin. We expect existing ethanol plants to expand by increasing production. We cannot provide any assurance or guarantee that there will be any material or significant increases in the demand for ethanol. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects as well. For example, the increased production could lead to increased supplies of co-products from the production of ethanol, such as Distillers Dried Grains. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production creating lower profits. There can be no assurance as to the price of ethanol or Distillers Dried Grains in the future

Local Ethanol Markets

        Local markets will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold, which depresses the ethanol price.

Regional Ethanol Markets

        Typically a regional market is one that is outside of the local market, yet within the neighboring states. This market will likely be serviced by rail, and is within a 450-mile radius of the plant. We intend to construct a railroad spur to our plant so that we may reach regional and national markets with our products. Because ethanol blended gasoline use typically results in less air pollution than the use of regular gasoline without an oxygenate such as ethanol, regional markets typically include large cities that are subject to anti-smog measures as either carbon monoxide or ozone non-attainment areas, such as: Minneapolis, Chicago, St. Louis, Detroit and most of Ohio.

        Generally, the regional market is good business to develop. The freight is reasonable, the competition, while aggressive, is not too severe, and the turn-around time on the rail cars is an advantage. In addition, it is often easier to obtain letters of intent to purchase product from regional buyers than from national buyers. These letters, while not binding, do tend to raise the comfort level of the financial lending institutions. Not surprising in a regional market, letters of intent to purchase are taken quite seriously by the buyer.

        Regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.

        Occasionally there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways, Normally the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to drive to the terminal.

National Ethanol Markets

        Recently, California has been the focus of a major ethanol campaign as MTBE is now being phased out. California has banned the use of MTBE beginning January 1, 2004. MTBE is still used in significant quantities throughout the state, but ethanol use is beginning to increase as the 2004 date approaches. Some California Fuel refiners and blenders may voluntarily remove MTBE from their terminals before January 1, 2003 based on preparations for an earlier deadline. California represents a market of about 650 million gallons annually due to the oxygenate requirement for RFG. With the recent denial of the California RFG oxygenate waiver request, the size of the California market is now better known although California may delay the phase out of MTBE to avoid gasoline price spikes.

        While there is a great deal of focus on California, another emerging ethanol market, according to the Renewable Fuels Association, is in the Northeast. As in California, the primary drivers are the health and water concerns surrounding the use of MTBE. For example, the state legislatures of New York and Connecticut have recently banned the use of MTBE beginning on January 1, 2004 and October 1, 2003, respectively. We expect ethanol to replace MTBE as the oxygenate in the RFB program, which generates markets of approximately 200 million gallons per year in New York and approximately 50 million gallons per year in Connecticut, however, other MTBE replacements may capture a portion or all of these potential markets. The ultimate size of the California and Northeast markets will depend on how the RFG oxygenate and MTBE debate plays out in the political arena.

        Illinois, Ohio and Minnesota are by far the largest ethanol markets. In addition to California and the Northeast, there are also other significant national ethanol market opportunities such as Arizona, Colorado, Texas, Oregon, Washington, New Mexico and Nevada.

State	Total Ethanol Consumed in 1999 (gallons)
Arizona	13,737,000
California	52,384,000
Colorado	47,925,000
Illinois	215,565,000
Minnesota	206,542,000
Nevada	23,883,000
New Mexico	21,030,000
Ohio	207,956,000
Oregon	11,238,000
Texas	51,218,000
Washington	26,651,000

Source: U.S. Department of Transportation Highway Statistics 1999

General Demand

        Ethanol demand is expected to continue at a very aggressive pace as demonstrated in the following chart from the Department of Energy's Energy Information Administration (EIA). Today's more than two billion gallon per year demand is expected to grow to 4.5 billion gallons by the year 2015 according to the EIA. We anticipate that the forecasted, increased future demand for ethanol will assist our plant's entry in this industry. The dramatic rise in ethanol utilization in the coming years predicted by the EIA is expected to require doubling present ethanol production capacity to supply this demand.

 Estimated Ethanol Demand in Billions of Gallons
Source: National Corn Growers Association

Source: Energy Information Administration

        This outlook may be effected by pending legislation. Currently, a bill (S. 517, 107th Cong.) has been introduced in the United States Senate that would revise the current method in which fuel ethanol use is required. The proposed legislation will determine the specific volume of ethanol to be used in gasoline on a nationwide basis. The proposed volumes would begin in the year 2004 at 2.3 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012. Although this rate of growth exceeds current projections over several years, demand for ethanol in the near future may diminish if the legislation is enacted. This possible diminished demand is due to the fact that the proposed required volume for the year 2004 may be less than the expected combined output of fuel ethanol plants in the United States.

Ethanol Pricing

        Historical ethanol, corn and gasoline prices are shown in the following chart. Ethanol prices tend to track the wholesale gasoline price plus the federal tax incentive of 53¢ per gallon. In 1996 the ethanol price increased dramatically because high corn prices caused many ethanol plants to curtail operations or shutdown.

Average U.S. Market Pricing of Ethanol, Gasoline and Corn

Wholesale Gasoline Data Source: DOE U.S. Refiner Prices of Petroleum Products for Resale
Corn and Sorghum Data Source: USDA
Ethanol Data Source: Hart's Oxy-Fuel News
 Prepared by BBI International.

Federal Ethanol Supports

        Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

        The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. As amended, the federal tax exemption currently allows the market price of ethanol to compete with the price of domestic gasoline. The exemption for a 10% ethanol blend is the equivalent of providing a per gallon "equalization" payment that allows blenders to pay more for ethanol than the wholesale price of gasoline and still retain profit margins equal to those received upon the sale of gasoline that is not blended with ethanol. Under current legislation, the federal gasoline tax is $0.184 per gallon and the tax on a 10% ethanol blend is $0.13 per gallon, providing a $0.054 difference. The exemption will gradually drop to 5.1 cents in 2005. This federal tax exemption is scheduled to expire in 2007. As discussed above, a bill has been introduced in the United States Senate that would revise the current method and volume in which fuel ethanol use is required.

Project Location—Proximity to Markets

        We plan to build our plant in south central Wisconsin in northeastern Columbia County in the township of Randolph near the Village of Friesland. Site selection was based upon its location to existing grain production, roads, rail transportation and major population centers. The sites for the plant near Friesland are on undeveloped parcels of land. In addition, they are located on state highway 33 and 3 miles east of state highway 73 and are served by the Union Pacific Railroad. We currently lease our principal executive offices by renting approximately 600 square feet of office space in a wooden building owned by Mr. Dell DeYoung. We have a two-year lease agreement that began on November 1, 2002 for the amount of $400 per month for the duration of the lease. Neither we, nor our officers, directors and affiliates have any affiliation with Mr. DeYoung. This office is to be used as a temporary business address until the administration building included in the facility plan is constructed.

        Final site selection is contingent on analysis of such issues as cost of water, utilities and transportation, and upon raising sufficient funds to allow construction, the securing of additional financing needed, and the obtaining of the necessary permits.

        We obtained options to purchase the real estate for the Friesland site. Those options were obtained from Jung Seed Genetics, Inc. and Doug and Heather Tessmann for costs of $3,000 and $10,000, respectively. The Jung option grants us the right to purchase 59 acres of the site for $4,000 per acre, or $236,000. The Jung option expires at midnight on March 31, 2004. The Tessmann option grants us the right to purchase 115 acres with buildings for $8,695 per acre, or $1,000,000. The Tessmann option expires at midnight on March 1, 2004. Only one of the options will be exercised and will depend on soil borings and other site information. There is no affiliation between Jung Seed Genetics, Inc., or Doug and Heather Tessmann and United Wisconsin, our officers, directors or affiliates. Our board has reserved the right, in their sole discretion, to modify or change the location for any reason. We located these parcels of land with the assistance of a buyer's agent, RW Wisconsin Real Estate, Inc., which will be paid a fee of 3% of the total purchase prices for only those parcels that are purchased. The agent of RW Wisconsin Real Estate, Inc. is John F. Roche, who is the uncle of our president, Kevin M. Roche.

        We previously obtained an option to purchase real estate near Arlington, Wisconsin from MR/BK, LLC. The option cost $5,000. We chose to let the option expire on September 1, 2002, because of local zoning issues and the relatively higher cost of site development and utilities compared to our current proposed site. There is no affiliation between MR/BK, LLC, and United Wisconsin, our officers, directors or affiliates. We also previously obtained options to purchase real estate from Wayne Nelson and Charles Holder. The option purchased from Wayne Nelson cost $2,500 and the option purchased from Charles Holder cost $100. We chose to let the Nelson option expire on November 15, 2001 and the Holder option expire on November 5, 2001 because of local zoning issues and the relatively higher cost of site development and utilities compared to our current proposed site. Wayne Nelson and Charles Holder are members of United Wisconsin.

        Although the proposed site will be tested prior to commencing construction, there can be no assurance that we will not encounter hazardous conditions at the site. We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the plant. We may encounter hazardous conditions at the site that may delay the construction of the plant, such as chemical contamination, rock deposits that prevent or hinder grading, or insufficient natural support for a building foundation. Fagen, Inc. is not responsible for any hazardous conditions encountered at the site. Upon encountering a hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction, such event may have a material adverse effect on our operations, cash flows and financial performance.

Transportation and Delivery

        The plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We will need to establish rail service directly to the plant in order to receive grain at the plant and delivery to the plant. In order to have rail service for the plant, a 25-car rail siding of approximately 4,800 feet will need to be extended to the site. The estimated cost of the rail siding is approximately $900,000. In terms of freight rates, rail is considerably more cost effective than trucking to the majority of our ethanol and Distillers Dried Grains markets. We have begun to negotiate with Union Pacific Railroad regarding the provision of this extended rail service to the plant. Other sites may be served by different railroads. There is no assurance that an acceptable agreement will be reached with that railroad or on acceptable terms. Failure to reach such an agreement would have a material adverse effect on us, our cash flows and financial performance, and could require us to abandon the project.

Utilities

        The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality is also an important consideration. The amounts of gas, electricity, and water necessary to operate the plant have been estimated by Fagen, Inc.

Natural Gas

        The plant will produce process steam from its own boiler system and dry the Distillers Dried Grains by-product via a direct gas-fired dryer. According to discussions with US Energy Services, we anticipate that the plant will use 1,140,000 MMBtus at an estimated cost of $3.67 per MMBtu, with a 3.5% increase per year. To access sufficient supplies of natural gas to operate the plant, a connection to a distribution pipeline located underground at our site will be required. The pipeline owned by Alliant Energy is approximately one and one half mile from the proposed plant location, and it connects 3.5 miles away to an interstate pipeline owned by ANR. We anticipate that natural gas will be procured from various suppliers on the open market. The pipeline may be constructed, owned and operated by us or by a third party, such as Alliant. Although we would prefer to contract with a third party for distribution services, we will construct and operate the pipeline if that option produces the best economic result. The pipeline will be connected into a "long-haul" transportation pipeline to transport natural gas from various production areas (Gulf of Mexico, Canada, Mid-Continent, etc.). With the advice and assistance of US Energy, we are currently in negotiations with several parties regarding the supply and transportation of natural gas to the proposed ethanol plant.

        We anticipate purchasing firm service natural gas in the supply basin associated with the interstate transportation path serving the plant. Supplies will be purchased from reliable, experienced natural gas producers to insure maximum reliability. Natural gas supplies must be procured and delivered on a daily basis in an amount equal to anticipated daily plant usage. Transporters must be notified each day regarding the plant's expected usage and the physical supply source. To the extent that actual plant usage is greater than or less than expected usage (which it usually is) the imbalance must be managed. US Energy Services will provide us with these kinds of management services as well as monitor gas delivery, timely pay invoices, and review and reconcile the final invoices.

Electricity

        The proposed plant will require approximately 30 million kilowatt hours per year for an estimated price of $.040 per kilowatt hour. We expect to purchase electricity from Alliant Energy Company, the local utility who holds the service franchise for the plant's location. We are currently negotiating with Alliant regarding the specific type and nature of service to be provided. We have not entered into any agreement with Alliant regarding electrical service, but anticipate doing so before we begin construction of the ethanol plant. Once the service agreements are executed and the plant begins operating, US Energy will ensure that contract provisions are followed and will continually evaluate alternative service arrangements and conservation opportunities.

Water

        We will require a significant supply of water. Water requirements for a 40 million-gallon per year plant are approximately 307 gallons per minute. That is approximately 442,787 gallons per day. In the Friesland area where we expect to locate the plant, according to "The Wisconsin Geologic and Natural History Survey" (1978), approximately 650 feet of hydraulic head are available in the aquifer under the proposed ethanol plant site. This would allow a well capable of yielding 1,000 gallons per minute to be sustained. We anticipate to drilling one 500 gallon-per-minute well at the site to handle our needs.

        Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. Based on water quality in Columbia County, U.S. Water Services has estimated that there will be 43 gallons per minute of non-contact cooling water discharge.

Our Primary Competition

        We will be in direct competition with numerous other ethanol producers, many of whom have great production capacity and substantial resources. Despite the substantial capital necessary to start in this business, we also expect that additional small ethanol producers like our company will enter the market if the demand for ethanol continues to increase. Our proposed plant will compete with other ethanol producers on the basis of price and, to a lesser extent, delivery service. We believe we can compete favorably with other ethanol producers due to our proximity to ample grain supplies at favorable prices. Based upon corn production statistics compiled by the United States Department of Agriculture, the geographical area that includes the counties within approximately 50 miles of the plant site annually produces approximately 93 million bushels of corn. See "BUSINESS—Corn Feedstock Supply." We anticipate using approximately 15 million bushels of corn per year to produce 40 MGY of ethanol. Therefore, we anticipate that our corn usage will represent approximately 16 percent of the total annual corn supply that is locally available. We expect that our proximity to these supplies will result in lower transportation costs for the acquisition of our corn.

        During the last twenty years, ethanol production capacity in the United States has grown from almost nothing to an estimated 2.7 billion gallons per year. Plans to construct new plants or to expand existing plants have been announced which would increase capacity by approximately 300 million gallons per year. This increase in capacity may continue in the future. We cannot determine the effect of this type of an increase upon the demand or price of ethanol.

        The ethanol industry has grown to over 55 production facilities in the United States. Industry authorities estimate that these facilities are capable of producing approximately 2.7 billion gallons of ethanol per year. The largest ethanol producers include Archer Daniels Midland, Cargill, Minnesota Corn Processors, Midwest Grain, Williams Energy Service, New Energy Corporation and High Plains Corporation, all of which are capable of producing more ethanol than we expect to produce. In addition, there are several regional entities recently formed, or in the process of formation, of a similar size and with similar resources to ours.

        The following table identifies most of the producers in the United States along with their production capacities.

U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mmgy)

COMPANY	LOCATION	FEEDSTOCK	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
ACE Ethanol	Stanley, WI	Corn	15
Adkins Energy, LLC	Lena, IL	Corn	40
A.E. Staley	Loudon, TN	Corn	65
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	37
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	30
Algoma Ethanol^	Oshkosh, WI	Corn		20
Archer Daniels Midland	Decatur, IL	Corn	1070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Badger State Ethanol, LLC*	Monroe, WI	Corn	40
Big River Resources, LLC*^	West Burlington, IA	Corn		40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Cargill, Inc.	Blair, NE	Corn	83
	Eddyville, IA	Corn	35
Central MN Ethanol Coop*	Little Falls, MN	Corn	20
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	21	20
Corn Plus*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	47
DENCO, LLC*	Morris, MN	Corn	20
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethano12000, LLP*	Bingham Lake, MN	Corn	30
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	45
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Triangle Energy, LLC	Craig, MO	Corn	20	20
Gopher State Ethanol	St. Paul, MN	Corn	15
Grain Processing Corp.	Muscatine, IA	Corn	10
Great Plains Ethanol, LLC*^	Chancellor, SD	Corn		40
Heartland Corn Products*	Winthrop, MN	Corn	35
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	8
	Huron, SD	Corn	14
High Plains Corp.	York, NE	Corn/milo	50
	Colwich, KS		20
	Portales, NM		15
Husker Ag, LLC*^	Plainview, NE	Corn		20
James Valley Ethanol, LLC^	Groton, SD	Corn		45
J.R. Simplot	Caldwell, ID	Potato waste	6
	Burley, ID
KAAPA Ethanol, LLC*^	Axtell, NE	Corn		40
Land O' Lakes	Melrose, MN	Cheese whey	2.6

Little Sioux Corn Processors, LLC*^	Marcus, IA	Corn		40
Manildra Energy Corp.	Hamburg, IA	Corn/milo/wheat starch	8
Merrick/Coors	Golden, CO	Waste beer	1.5
Michigan Ethanol, LLC	Caro, MI	Corn	45
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Midwest Grain Processors*	Lakota, IA	Corn	45
Miller Brewing Co.	Olympia, WA	Brewery waste	0.7
Minnesota Energy*	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	95
Northeast Missouri Grain, LLC*	Macon, MO	Corn	22	18
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	45
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Pine Lake Corn Processors, LLC*^	Steamboat Rock, IA	Corn		20
Plover Ethanol	Plover, WI	Seed corn	4
Pro-Corn, LLC*	Preston, MN	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	18
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
78th Street Ethanol, LLC	Blairstown, IA	Corn	7
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	14
Spring Green Ethanol	Spring Green, WI	Cheese whey		0.7
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	45
Tri-State Ethanol Co., LLC*	Rosholt, SD	Corn	18
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	40
U.S. Liquids	Louisville, KY	Beverage waste	4
	Bartow, FL		4
	R. Cucamonga, CA		4
VeraSun Energy Corporation^	Aurora, SD	Corn		100
Williams Bio-Energy	Pekin, IL	Corn	100
	Aurora, NE	Corn	35
Wyoming Ethanol	Torrington, WY	Corn	5

Total Existing Capacity			2706.8
Total Under Construction/Expansions				423.0

		Total Capacity	3129.8

*
farmer-owned
^
under construction Last Updated: January 2003

©2002 Renewable Fuels Association

Operating Ethanol Plants in the State of Wisconsin

        Currently, there are two ethanol plants operating in the State of Wisconsin. Badger State Ethanol has constructed a 40 million-gallon per year ethanol plant in Monroe and Ace Ethanol has constructed a 15 million-gallon plant in Stanley. Algoma Ethanol is in the process of developing a 20 million gallon per year plant in Wisconsin near Oshkosh. The Algoma plant has a corn supply area that may overlap the northeastern edge of our corn supply area.

Competition from Alternative Fuel Additives

        Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far great resources. New products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.

        The development of ethers to be used as oxygenates may provide a growth segment for ethanol. Ethers are composed of isobutylene, which is a product of the refining industry, and ethanol or methanol. The products are ethyl tertiary butyl ether, "ETBE", or methyl tertiary butyl ether, "MTBE". We expect to compete with producers of MTBE, a petrochemical derived from methanol that costs less to produce than ethanol. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. Many major oil companies produce MTBE, and strongly favor its use because it is petroleum based. These companies have significant resources to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

        However, MTBE has recently been linked to groundwater contamination at various locations in the east and west. As a result, California currently intends to completely phase out MTBE from its gasoline pool by January 2004. Similarly, New York currently intends to phase out the use of MTBE by December 2004. Demand for ethanol is expected to rise, as ethanol is the most readily available substitute for MTBE in these markets. Additional ethanol production capacity would need to come from existing plant expansions and new plant construction.

        ETBE's advantages over ethanol in a blend include its low affinity for water and low vapor pressure. Because petroleum pipelines and storage tanks contain water in various amounts, ETBE's low affinity for water allows it to be distributed through existing pipeline systems, as contrasted with ethanol, which must be shipped via transport truck or rail car. In addition, blending ETBE with gasoline reduces the overall vapor pressure of the blend thereby reducing the normal volatile organic compound evaporative emissions. ETBE is not widely commercially available yet, and it may suffer from the same negative environmental effects as MTBE. Scientific research to better define the properties of ETBE as it relates to the environment is underway.

Employees

        Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 34 employees. Approximately ten of our employees will work in management and administration and the remainder will work in plant operations. We will need to implement operational, financial and management systems and to recruit, train, motivate and manage our employees. We operate in an area of low unemployment. Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel, however, there is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, our financial performance will be hindered due to those additional costs.

        The following table represents some of the anticipated positions within the plant and the minimum number of individuals we intend to employ for each position:

Position	# Employed
General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Secretary/Clerical	4
Shift Supervisors	4
Maintenance Supervisor	1
Maintenance Craftsmen	4
Plant Operators	14

TOTAL	34

        The position titles, job responsibilities and numbers allocated to each position may differ when we begin to employ individuals for each position.

        We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep strictly confidential all proprietary information developed or used by us in the course of our business.

Sales and Marketing

        We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of one ethanol redistributor, but have not entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our Distillers Dried Grains through an ethanol-byproducts marketing firm, but have not entered into any agreements regarding the sale of our Distillers Dried Grains.

        We do not plan to hire or establish a sales organization to market any of the products or by-products we produce. Consequently, we will be extremely dependent upon the entities we plan to engage to purchase or market each of our products.

Strategic Partners and Development Services Team

        We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant.

Fagen, Inc.

        Pursuant to an oral agreement we have with Fagen, Inc., Fagen, Inc. will purchase up to $2,000,000 worth of our Units in this offering. Although the specific terms of this purchase have not been negotiated, it is anticipated that Fagen, Inc. may become entitled to appoint a director to our board of directors. Thus, Fagen, Inc. may be a material investor in us. Accordingly, Fagen, Inc. may have a conflict of interest as both a member and our general contractor. Similarly, any director it may appoint may have a conflict of interest in his or her determinations in relation to our relationship with our general contractor. Fagen, Inc. may purchase our units in this offering. Fagen, Inc., generally purchases minority interests in projects similar to our plant. Any ownership interest purchased by Fagen, Inc., in United Wisconsin will be a minority interest. If Fagen, Inc., purchases $2.0 million worth of our units, Fagen, Inc.'s percentage ownership interest in United Wisconsin is expected to range from approximately 7% (assuming the maximum of 27,500 units is sold) to approximately 10% (assuming the minimum of 19,250 units is sold) depending on the level of equity raised.

        Fagen, Inc. has been involved in the construction of more ethanol plants than any other company in this industry. Fagen, Inc. is providing two services for the project. First, Fagen, Inc. is acting as co-developer for the project. Second, Fagen, Inc. will act as the general contractor on the project. Fagen, Inc. has extensive experience in the area of heavy industrial projects, particularly agricultural based facilities. The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important. In particular, Fagen, Inc. has been the principal contractor on 13 ethanol projects and has performed significant work on 27 ethanol plants in the United States. Fagen, Inc., has been engaged to design and construct at least four 40 MGY ethanol plants within the next 12 months. The anticipated completion dates for these plants depends upon the order in which the plants complete their financing. In many instances, Fagen, Inc. has been asked to return to the plant as the maintenance contractor or follow up construction for major expansions. Fagen, Inc. has done repeat work for Chief Ethanol Fuels and Minnesota Corn Processors, both of whom rank in the top ten in terms of the largest ethanol producers.

        Fagen, Inc.'s understanding of operational efficiencies and integration of various processes are essential to our success. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up. Fagen, Inc. is a meaningful project participant because of its investment and desire to facilitate the project's successful transition from start-up to day-to-day profitable operation.

        We believe Fagen, Inc. is negotiating with other parties to begin construction with other ethanol plants in 2003 and 2004. As discussed above, if Fagen, Inc. has entered into other Design-Build contracts with liquidated damage or consequential damage clauses with other plants, there could be substantial risk to our project. For example, if Fagen, Inc. is under pressure to complete another project in order to avoid the operation of such a clause or is already operating under such a clause, Fagen, Inc. may prioritize the completion of these other plants ahead of our plant. As a result, our ability to sell ethanol products would be delayed having an adverse effect upon our operations, cash flows, and financial performance.

ICM, Inc.

        ICM, Inc. may also purchase our units in this offering, and is closely allied with Fagen, Inc. ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and is expected to be the principal subcontractor for the plant. ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc. ICM, Inc.'s merchandising operation currently procures and markets various grain products.

        ICM, Inc. personnel have over 60 years of combined dry and wet mill operation and design experience. They have been involved in the research, design, and construction of ethanol plants for many years. Principals of ICM, Inc. have over twenty years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants.

        Since 1995, ICM, Inc. has developed a very successful new design for DDG dryers and estimates that it currently holds more than seventy-five percent of the market for DDG dryers. ICM, Inc. also works closely with Phoenix Bio-Systems, which brings over twenty years of brewery and ethanol production experience. Phoenix Bio Systems designed a Bio-Methanator, a high rate treatment system for organics in wastewater. The methanator, combined with ICM, Inc.'s ethanol plant design, allows for the development of zero process water discharge ethanol plants. This design will be incorporated into our proposed ethanol plant allowing a no process water discharge during normal operation.

Letter of Intent

        We have not entered into any legally binding agreements with Fagen, Inc. or ICM, Inc. We have executed a letter of intent with Fagen, Inc. The letter of intent terminates on August 31, 2003 unless the plant site and basic size and design of the plant have been determined and agreed upon and at least 10 percent of the minimum equity has been received. Regardless of the timing of the determination of plant size and design, the letter of intent terminates on August 31, 2004 unless all the equity and debt financing is complete. Pursuant to the letter of intent, we can agree with Fagen, Inc., to extend the letter of intent termination dates. The letter of intent states that Fagen, Inc. will enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services. It is estimated we will pay Fagen, Inc. up to $45.3 million in exchange for the following services:

  •
  Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the ethanol plant;

  •
  Assisting us with site evaluation and selection;

  •
  Designing and building the ethanol plant; and

  •
  Assisting us in locating appropriate operational management for the plant.

We will also be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

        We will depend on Fagen, Inc. to provide us with guidance and training. Fagen, Inc. has extensive experience with ethanol plant production and commencement of operations, particularly with producer-owned facilities. The table below shows the status of the construction of similar ethanol plants that Fagen, Inc. and ICM, Inc. have been engaged to design and construct. Five of the plants identified below are also 40 MGY ethanol plants anticipating the start of construction within the next 12 months. The anticipated completion dates for the plants identified below depends upon the order in which the plants complete their financing. We expect this experience of our design-build team to assist in the design, construction, and operation of our Plant. Fagen, Inc. has worked or is working with ICM, Inc. to produce ethanol plants for the following entities:

COMPANY	LOCATION	SIZE (mmgy)	STAGE OF PROJECT
Glacial Lakes Energy, LLC	Watertown, SD	40	Operating as designed
Badger State Ethanol, LLC	Monroe, WI	40	Operating as designed
Midwest Grain Processors Coop	Lakota, IA	40	Plant completed
Little Sioux Corn Processors, LLC	Marcus, IA	40	Production to begin in Spring 2003
Husker Ag Processing, LLC	Plainview, NE	20	Production to begin in Spring 2003
KAAPA Ethanol Energy, LLC	Kearney, NE	40	Construction recently started
VeraSun Energy, LLC	Aurora, SD	100	Construction recently started
Big River Resources Cooperative	Burlington, IA	40	Construction recently started
Lincoln Land Agri-Energy	Robinson, IL	40	Construction to begun in December 2002
Denco	Morris, MN	20	Operating as designed
Golden Grain Energy	Mason City, IA	40	Early Development
East Kansas Agri-Energy	Garnett, KS	20	Early Development

RMT, Inc.

        We have contracted with RMT, Inc. of Madison, Wisconsin to provide environmental management consulting. RMT Inc. will provide us with:

  •
  All work driven by air regulations, such as evaluating, permitting, and compliance planning;

  •
  Environmental compliance audits and management systems;

  •
  Industrial health and safety services;

  •
  Emergency planning and response plans;and

  •
  Services related to RCRA and CERCLA compliance;

RMT Inc. has worked with Wisconsin regulatory agencies to permit and site the Badger State Ethanol, LLC plant in Monroe, Wisconsin. RMT, Inc. is part of Alliant Energy Corporation, a large diversified energy and industrial services company.

Value Add Ventures, LLC

        We have engaged Value Add Ventures, LLC of Volga, South Dakota to act as our project consultant and assist us in a variety of necessary tasks. Value Add Ventures, LLC, through its members Mr. William Reichers of Volga, South Dakota and Mr. Paul Casper of Lake Preston, South Dakota, provide services to developing value-added agricultural projects such as ours. Value Add Ventures, LLC will perform the following tasks for us:

  •
  Assist our negotiations of contracts with various service and product providers,

  •
  Assist our planning of our equity marketing effort, and

  •
  Assist our securing of debt financing.

        We are relying upon the ethanol industry experience of both Mr. Riechers and Mr. Casper to provide the advice necessary to succeed in contract negotiations, planning to sell our securities, securing bank loans, and related matters. For example, Value Add Ventures, LLC has already assisted us in site evaluation and identifying other consultants who can help us succeed. Additionally, we expect Value Add Ventures, LLC to assist us in preparing our equity marketing effort. Our officers and directors will solicit potential investors, but have no experience in soliciting investors, especially in the ethanol industry. Our officers and directors also have other employment limiting the amount of time they may devote to coordinating the equity marketing effort. Value Add Ventures, LLC will prepare written and visual equity marketing materials specific to our needs and train us to present these materials to investors. Value Add Ventures, LLC will organize and coordinate our effort to sell our securities; however, they will not perform a direct sales service. Once we have succeeded, or nearly succeeded, in selling a minimum of 19,250 Units directly to investors, Value Add Ventures, LLC will make contacts with experienced lenders in the ethanol industry and assist us in negotiating loan terms and in securing the required debt financing. During the term of our agreement with Value Add Ventures, LLC, we will pay Value Add Ventures, LLC $750 per week until this registration statement becomes effective and $1,500 per week thereafter, plus an additional one-time bonus of $75,000 if we receive a binding commitment from a lender to provide the loan necessary to finance our project, assuming the loan actually closes and is funded. Either Value Add Ventures, LLC, or we may terminate our contract with Value Add Ventures, LLC upon two weeks notice with no further obligations upon either party, except that we may be required to pay Value Add Ventures, LLC any fee it had earned prior to the termination date, including the one-time bonus of $75,000.

The BOC Group, Inc.

        The BOC Group, Inc., is a global industrial gas company with operations in over 60 countries worldwide. The BOC Group, Inc., is the largest carbon dioxide producer and marketer in the United States and has a strong market position from which to purchase and market our carbon dioxide by-product. The BOC Group, Inc., has indicated that most of the carbon dioxide purchased from us would be supplied to the food freezing, chilling and beverage markets in Wisconsin.

        We have entered into a letter of intent dated January 10, 2003, with BOC Gases, a division of The BOC Group, Inc., and we have begun negotiations with The BOC Group, Inc., regarding the capture and marketing of our raw carbon dioxide by-product. The letter of intent is not a binding agreement. The letter of intent states that The BOC Group, Inc., will enter into good faith negotiations with us to prepare a mutually acceptable contract setting forth the terms and conditions of their purchase and sale of our carbon dioxide by-product.

        Based upon our letter of intent with The BOC Group, Inc., we anticipate making available to The BOC Group, Inc., all of the carbon dioxide by-product we produce as a result of the ethanol production process. It is expected that The BOC Group, Inc., will construct a liquefaction plant on land we make available (at a nominal price) for such purpose. The BOC Group, Inc., is expected to pay us a down payment of $50,000 upon execution of a definitive agreement and a monthly facility fee of $45,000, commencing with the first date of commercial operations. We anticipate that the facility fee will be reduced pro rata in favor of The BOC Group, Inc., to the extent we are unable to supply all of our carbon dioxide to The BOC Group, Inc. The BOC Group, Inc., is expected to pay a base price of $3.00 per ton of liquid carbon dioxide during the first contract year with an annual adjustment each contract year thereafter based upon the then-current selling price of The BOC Group, Inc., in the state of Wisconsin. These terms are presently reflected in the letter of intent and may be modified in the final binding agreement we execute with The BOC Group, Inc. Furthermore, there is no guarantee that we will, in fact, execute such an agreement with The BOC Group, Inc. The letter of intent continues in effect until the earlier of the execution of a definitive agreement or May 1, 2003.

Key Railroad Development, LLC

        We have engaged Key Railroad Development, LLC, to provide railroad consulting and engineering services in connection with the project. On January 30, 2003, we entered into an agreement with Key Railroad Development, LLC, for the provision of grading and detail design services. The total estimated cost for these services is $12,500. The lump sum fee of $12,500 will be invoiced based upon Key Railroad Development, LLC's estimate of the proportion of the total services actually completed at the close of the monthly billing period.

Construction of the Project—Proposed Design-Build Contract

        Fagen, Inc. has advised us that it will provide to us a proposed Design-Build contract. No Design-Build contract has been executed with respect to this project. The Design-Build contract is expected to be completed and executed prior to closing of this offering. We anticipate that the Design-Build contract with Fagen, Inc. will contain a number of provisions that are favorable to Fagen, Inc. and unfavorable to us. The agreement could also include a liquidated damages or consequential damages provision. This would benefit us, but it could result in an early completion bonus clause for Fagen, Inc. Although no such provisions have been discussed, if such a provision is ultimately agreed upon, our payment of an early completion bonus could substantially reduce our net cash flows and financial performance during the periods of the payment of such bonus. No assurances can be given that a Design-Build contract will be entered into with Fagen, Inc. The proposed Design-Build contract is subject to modification and approval by lenders. Pursuant to the proposed Design-Build contract, Fagen, Inc. will act as our general contractor and will design and construct the plant.

        We will obtain liability, property and casualty and other policies of insurance prior to the commencement of construction of the plant. Those policies must be maintained during operations. There is no assurance that we will be able to obtain such insurance on acceptable terms or at all. Any failure by us to secure and maintain adequate insurance, with adequate policy limits and/or self-retention limits, may result in our responsibility to cover a loss that might otherwise be covered by such insurance, to the detriment of our financial performance.

General Terms and Conditions

        Based on terms of other Design-Build contracts into which Fagen, Inc. has entered, and our letter of intent with Fagen, Inc., we have identified typical terms generally included in such Design-Build contracts.

        We expect to pay Fagen, Inc. up to an anticipated maximum of $45,300,000 to design and construct the plant. All drawings, specifications and other construction related documents would belong to Fagen, Inc. We will be granted a limited license to use such drawings, specifications and related documents in connection with our occupancy of the plant. If the contract is terminated by us without cause or by Fagen, Inc. for cause, such as failure to pay undisputed amounts when due, then we may be required to pay Fagen, Inc. a fee of $1,000,000 if we resume construction of the plant through our own employees or third parties.

        We expect to make payments to Fagen, Inc. on a progress billing basis, based upon monthly applications for payment submitted to us by Fagen, Inc. for all work performed as of the date of the application. We expect to retain 10% of the amount submitted in each application for payment. When at least 50% of the work has been completed, we expect to pay the full amount of each application for payment. When the plant is substantially completed, we expect to pay Fagen, Inc. all amounts we have retained. If we do not pay all undisputed amounts within five days after the due date, we expect to be charged interest at a rate of approximately 18% per year.

        If Fagen, Inc. encounters "differing site conditions," it will expect to be entitled to an adjustment in the contract price and time of performance, if such conditions adversely affect its costs and performance time. By "differing site conditions," we mean any concealed physical conditions at the site that:

  1.
  Materially differ from the conditions contemplated in the contract; or

  2.
  Any unusual conditions which differ materially from the conditions ordinarily encountered in similar work.

        We expect that once the proposed Design-Build contract is executed and we have graded the site pursuant to Fagen, Inc.'s and ICM, Inc.'s specifications, work on the plant will begin within five days from our notice to proceed. We expect substantial completion of the plant to occur no later than 550 calendar days after Fagen, Inc. receives notice from us to proceed. By "substantial completion," we mean when the plant is sufficiently complete so that we can occupy and use the plant to produce ethanol. There are general risks and potential delays associated with such a project, including, but not limited to, fire, weather, permitting issues, and delays in the provision of materials or labor to the construction site. Any significant delay in the planned completion date may have a material adverse effect on our operations, cash flows and financial performance.

        In addition, Fagen, Inc. will also be responsible for the following:

  •
  Providing all necessary design services, such as architectural, engineering and other professional design services, consistent with applicable law and provided by licensed design professionals either employed by Fagen, Inc. or qualified independent licensed design consultants;

  •
  Performing all work in accordance with all legal requirements;

  •
  Obtaining all permits, approvals, licenses and fees related to the construction of the plant, except that we will be responsible for obtaining an Air Pollution Construction and Operation Permit and National Pollutant Discharge Elimination permits;

  •
  Performing its responsibilities in a safe manner so as to prevent damage, injury or loss;

  •
  Providing to us a warranty that the work performed for us is of good quality, conforms to all contract and construction documents, and is free of defect in materials and workmanship;

  •
  For a period of one year after substantial completion, correcting any defects in materials and workmanship and commencing correction of defects within seven days of receipt of notice from us that the work performed was defective;

  •
  Obtaining and providing us with a certificate of insurance covering claims arising from worker's compensation or disability; claims for bodily injury, sickness, death or disease, regardless of whether the person injured was an employee of Fagen, Inc.; claims for damage or destruction of tangible personal property; claims for damages arising from personal injury, death or property damage resulting from ownership, use and maintenance of any motor vehicles; or claims pursuant to any duty to indemnify. Such insurance must be maintained through the development and construction of the plant; and

  •
  Indemnifying, defending and holding us, our officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any bodily injury, sickness, death or damage or destruction of property if such arises from the negligent acts or omissions of Fagen, Inc., its consultants, agents or employees.

        We expect to be responsible for the following:

  •
  Obtaining and maintaining liability insurance to protect us from any claim that may arise from performance of our responsibilities;

  •
  Obtaining and maintaining property insurance for the full insurable value of the plant, including professional fees, overtime premiums and all other expenses incurred to replace or repair the ethanol plant;

  •
  Indemnifying, defending and holding Fagen, Inc., its officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any bodily injury, sickness, death or damage or destruction of property due to the negligent act or omission of any separate contractors we hire;

  •
  Rough grading the construction site to the specifications of Fagen, Inc. or ICM, Inc.;

  •
  Providing at least one access road of sufficient quality to withstand semi-truck traffic;

  •
  Procuring an Air Pollution Construction and Operation permit;

  •
  Obtaining the necessary Wisconsin air and water discharge permits;

  •
  Providing for a continuous supply of natural gas of at least 1.5 billion cubic feet per year and supply meter and regulators to provide burner tip pressures as specified by ICM, Inc.;

  •
  Providing a continuous supply of electricity of 15,000 kva, 12,400-volt electrical energy, a high voltage switch, a substation, if required, and meter as specified by the electric company; and

  •
  Providing rail tracks, ties and ballast to the plant at grades specified by ICM, Inc.

        We expect that Fagen, Inc. will have the right to stop or postpone work and to reasonably adjust the time for completion of the plant if any of the following occurs:

  •
  We do not provide reasonable evidence indicating that we have adequate funds to fulfill all our contractual obligations or do not pay amounts properly due according to the progress payments, and we do not cure within seven days after we receive notice from Fagen, Inc. and work on the plant has stopped;

  •
  Any acts, omissions, conditions, events or circumstances beyond its control, if the act or omission was not caused by Fagen, Inc. or anyone for whom they are responsible. If Fagen, Inc.'s delay in performance is caused by us or those under our control, then the contract price may be appropriately adjusted;

  •
  The presence of any hazardous conditions at the construction site. Upon receiving notice of a hazardous condition, we must immediately proceed to correct the condition. After the condition is corrected and our experts provides written certification that the hazardous condition has been corrected and all necessary governmental approvals have been obtained, Fagen, Inc. should resume work in the effected area. Fagen, Inc. may be entitled to an adjustment in price and time for completion of the plant if its price and time for performance has been adversely affected by the hazardous condition;

  •
  Work on the plant has stopped for 60 consecutive days, or more than 90 days total, because of any order from us or a court or governmental authority, if such stoppage is not because of any act or omission of Fagen, Inc. or because we failed to provide Fagen, Inc. with information, permits or approvals for which we will be responsible. Fagen, Inc. may terminate the Design-Build contract if we do not begin to correct the above within seven days after receipt of Fagen, Inc.'s termination notice.

        We expect to have the right to terminate the Design-Build contract for any reason; but if our termination is without cause, then we expect to be required to provide Fagen, Inc. with 10 days prior written notice. In addition, we expect to be required to pay Fagen, Inc. for the following:

  •
  All work completed and any proven loss, cost or expense incurred in connection with such work;

  •
  Reasonable costs and expenses attributable to the termination, including demobilization costs and amounts due to settle terminated contracts with subcontractors and consultants; and

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  Overhead and profit in the amount of 15% of the sum of the above payments.

        Though we believe that Fagen, Inc. and ICM, Inc. have the expertise and track record to deliver the plant in a fully functional state, there is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated Design-Build Contract, Fagen, Inc. would warrant that the material and equipment furnished to build the plant would be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though the Design-Build Contract is anticipated to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could cause us to delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, to halt or discontinue the plant's operation, which may result in failure of the company, additional interest costs on loans, failure to deliver on contracts, and other, similar negative effects on our financial performance.

Dispute Resolution

        It is anticipated that the Design-Build contract will provide that any party making a claim must provide written notice within a reasonable time, but not to exceed 21 days after the occurrence.

Disputes would first be resolved through discussions between Fagen, Inc and us. If the dispute is still not resolved, then the parties would submit the matter to non-binding mediation. In the event that the dispute is still not settled, the matter must be resolved by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, unless the parties agree otherwise. The determination of the arbitrator expected to be final and may not be appealed to any court. The prevailing party in any arbitration proceeding is entitled to recover reasonable attorney's fees and expenses incurred.

Limitation of Consequential Damages

        It is anticipated that the Design-Build contract will provide that we may be entitled to receive either consequential damages for losses such as loss of use, profits, business, reputation or financing, or liquidated damages approximating $8,000 per day in the event Fagen, Inc. fails to substantially complete the plant within 45 days after the scheduled substantial completion date. The substantial completion date is approximately 16 to 18 months after the release of funds from escrow. It is also anticipated that if Fagen, Inc. finishes the plant and it is fully operational within 45 days after the scheduled substantial completion date, then we expect to pay Fagen, Inc. a performance bonus of approximately $8,000 per day before the 45th day after the scheduled substantial completion date.

Construction and Timetable for Completion of the Project

        Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 16 to 18 months after we release funds from escrow. This schedule assumes that two months of detailed design will occur prior to the release of funds from escrow and a sixteen-month construction schedule followed by two months of commissioning. This schedule also assumes that weather, interest rates, and other factors beyond our control do not upset our timetable. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.

Regulatory Permits

        We have engaged the environmental consulting firm of RMT, Inc. from Madison, Wisconsin, to coordinate, advise and assist us with obtaining certain environmental, occupational health, and safety permits, plans, submissions, and programs. Each of those permits of which we are now aware are discussed below. In addition to these permits, we will apply for other local, state, and federal permits related to environmental, occupational health, and safety requirements as needed. The information below is based in part on information generally relied upon by consultants and may include certain assumptions regarding the accuracy of specifications provided by manufacturers of the equipment and other components used in the construction of the plant. Pursuant to the anticipated Design-Build contract, Fagen, Inc. and ICM, Inc. are expected to be responsible for all construction permits. Of the permits described below, the Air Pollution Construction Permit and the Storm Water Discharge Permit must be acquired prior to construction and are expected to cost approximately $25,000. The other permits will be required before operations can begin and are expected to cost less than $70,000. We expect the cost of ongoing compliance for the operation of the Plant, which compliance includes notification, reporting, monitoring, inspection and record keeping, to cost less than $50,000 for equipment and less than $40,000 per year for labor.

Air Pollution Construction and Operation Permit

        Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and bag houses. The types of regulated pollutants that are expected to be emitted from our plant include Particulates, Carbon Monoxide, Oxides of Nitrogen, "NOx", and Volatile Organic Compounds. These activities and emissions mean that we expect to obtain air pollution construction new source permits for each source of emission.

        We anticipate that we will agree to limit production levels to a certain amount, which may be slightly lower than the production levels described in this document in order to avoid having to obtain Title V air permits. These limitations are expected to be made a part of the construction permits. If these limitations are exceeded, we could be subjected to expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions. Exceeding these limitations would also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions, or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must file to obtain a Title V air permit, then we may experience significantly increased expenses and a significant delay in obtaining an air permit. There is also a risk that the Department of Natural Resources might reject a Title V air permit application and request additional information, further delaying start-up and increasing expenses.

        There is also a risk that the area in which the plant is situated may be determined to be a non-attainment area for a particular pollutant. In this event, the threshold standards that require a Title V air permit may be changed, thus requiring us to file for and obtain a Title V air permit.

        It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V air permit that we would have to install additional air pollution control equipment such as additional or different scrubbers. The applicable permit applications have not been filed with the Department of Natural Resources as of November 1, 2002. We anticipate submitting an application for these permits approximately 120 days prior to the beginning of construction. If granted, the permits will be valid until the plant is modified or there is a process change that changes air emission estimates, at which time an appropriate modification will be applied for. Although we currently do not anticipate any significant problems, there can be no assurance that the Department of Natural Resources will grant us these permits.

        There are a number of standards which may affect the construction and operation of the plant going forward. The Prevention of Significant Deterioration ("PSD") regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx.

Waste Water Discharge Permit

        This plant will be a zero-discharge facility. We expect that we will use water to cool our closed circuit systems in the plant. In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with make-up water. As a result, this plant will discharge clean, non-contact cooling water from boilers and the cooling towers. Several discharge options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options are under consideration by our consulting engineers and us. Each of these options will require an appropriate permit. We anticipate submitting the applicable permit applications(s) no later than 180 days prior to beginning of construction.

Storm Water Discharge Permit and Storm Water Pollution Prevention Plan (SWPPP Permits)

        Before we can begin construction of our plant, we must obtain an Industrial Storm Water Discharge Permit from the Wisconsin Department of Natural Resources, "WDNR". This permit will be classified as either general or specific by the WDNR and the application for it must be filed at least 180 days before construction begins. In connection with this permit, we must have a Storm Water

Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. Other compliance and reporting requirements would also apply.

        Prior to the commencement of construction of the plant, we must file a notice of intent and application for a Construction Site Storm Water Discharge Permit. If the WDNR does not object to the notice of intent, we could begin construction and allow storm water discharge fourteen days after the filing. As part of the application for the Construction Site Storm Water Discharge Permit, we will need to prepare a construction site erosion control plan. We would also be subject to certain reporting and monitoring requirements. We anticipate, but there can be no assurances, that we will be able to obtain these permits.

New Source Performance Standards

        The plant will be subject to New Source Performance Standards for both the ethanol plant's distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emission limits, compliance and monitoring requirements and record keeping requirements.

Spill Prevention, Control and Countermeasures Plan

        Before we can begin operations, we must prepare a Spill Prevention Control and Countermeasure plan in accordance with the guidelines contained in 40 CFR !112. The plan must be reviewed and certified by a professional engineer.

High Capacity Well Permit

        Once we assess our water needs and available supply, we may need to drill a new high capacity well to meet the plant's water needs. If our consulting engineers determine that an existing well is not suitable or cost effective for upgrading, we may need to apply to the WDNR for a High Capacity Well Permit. Before issuing such a permit, the WDNR will require us to calculate the drawdown of water levels in the major stratigraphic units at various distances away from the pumping well and the effect of the well on the village well.

Bureau of Alcohol, Tobacco and Firearms Requirements

        Before we can begin operations, we will have to comply with applicable Bureau of Alcohol, Tobacco and Firearms, "ATF", regulations. These regulations require that we first make application for and obtain an alcohol fuel producer's permit. 27 CFR §19.915. The application must include information identifying the principal persons involved in our venture and a statement as to whether any such person has ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked, or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR §19.957. There are other taxation requirements related to special occupational tax and a special tax stamp.

Risk Management Plan

        We are currently in the process of determining whether anhydrous ammonia or aqua ammonia will be used in our production process. Pursuant to section 112(r)(7) of the Clean Air Act stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan, "RMP". If we use anhydrous ammonia, we must establish a prevention program to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area. The same requirement may also be true for the denaturant.

This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if aqua ammonia is used, no risk management program is needed except for denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA's Process Safety Management Standard. These requirements are similar to the RMP requirements. The RMPs should be filed before use.

EPA

        Even if we receive all Wisconsin environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Wisconsin's environmental administrators. Wisconsin or EPA rules are subject to change, and any such changes could result in greater regulatory burdens.

Expected Timing of Permitting and Consequences of Delay or Failure

        Without the air pollution construction permits, we will be unable to begin construction. It is anticipated that the air pollution construction permit applications will be filed four months prior to the beginning of construction.

        We anticipate that if granted the air pollution construction and operation permit, we will commence construction thereafter, assuming we successfully complete the offering and secure our debt financing. Once granted, the permit is valid indefinitely until the plant is modified or there is a process change that changes air emissions.

        We must apply for the Storm Water Discharge Permit 180 days prior to the beginning of construction. We must file a notice of intent and application for a Construction Site Storm Water Discharge Permit 14 days before construction begins. In addition, we must have in place a pollution prevention plan submitted before operations. We have not applied for any of these permits, but plan to do so at the appropriate time. There can be no assurance that these permits will be granted to us.

        We must complete our Spill Prevention Control and Countermeasure plan at or near the time of commencement of operations.

        We must obtain a high capacity water withdrawal permit before it begins operations. There is no assurance that this permit will be granted.

        We must obtain an Alcohol Fuel Producer's Permit, post an operations bond, and file certain information with the ATF before we begin operations. There is no assurance that this Permit will be granted.

        Without the air pollution construction permit, the waste water discharge permit, the various storm water discharge permits, water withdrawal permit, spill prevention control and countermeasures plan, and alcohol fuel producer's permit, we will be unable to begin or continue operations.

Nuisance

        Even if we receive all EPA and Wisconsin environmental permits for construction and operation of the plant, we may be subject to the regulations on emissions by the EPA. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from odors or other air or water discharges from the plant, although we do not expect any such claims. To minimize the risk of such claims, we intend to employ a thermal oxidizer.

        We are not currently involved in any litigation involving nuisance or any other claims.

MANAGEMENT

Executive Officers and Directors

        Our operating agreement provides that the initial board of directors will be comprised of between seven and fifteen members to be elected at the annual meeting of the members by the affirmative vote of members holding a majority of the outstanding membership interests. The initial directors will serve for a term ending one year after substantial completion of the facility. Upon expiration of the terms of the initial directors, the operating agreement further provides for a staggered board of directors where each director is elected for a term of three years. By resolution, the board of directors shall separately place each initial director into a respective class that shall be the basis for determining the staggering terms among the initial and subsequent directors. The determination of which directors will serve in each respective class will take place at a later date, so that the terms of the board of directors serving subsequent to the initial board are unknown at this time.

        The following table shows the directors and officers of United Wisconsin as of the date of this prospectus:

Board Member	Board Role
Kevin Roche	Director and Chairman/President
William R. Herrmann	Director and Vice Chairman/Vice President
Robert Lange	Director and Secretary
Robert J. Miller	Director and Treasurer
Carl Benck	Director
Cal Dalton	Director
Jerry H. Franz	Director
Berwyn G. Westra	Director

        All directors have held their positions since the formation of United Wisconsin. Kevin Roche and Robert J. Miller have held their positions as officers for that time, as well. William Herrmann was appointed Vice Chairman and Robert Lange as secretary on August 29, 2002. All officers have been elected to serve until the next succeeding annual meeting following substantial completion of the plant and until their successors have been elected and qualified. United Wisconsin's operating agreement defines a procedure to replace the board in staggered terms.

Business Experience of Directors and Officers

        The following is a brief description of the business experience and background of the above-named officers and directors of United Wisconsin.

        Kevin Roche, Chairman, Age 35—Kevin earned a Bachelor's Degree in Agricultural Business and a minor in Animal Nutrition and Economics at the University of Wisconsin-River Falls. He has for at least the last five years and is currently in a partnership with his brother and father in a 4,000-acre corn/soybean/wheat farming operation. Kevin and his wife, Tracy, are owners of Roche Farms, Inc, which runs a 1,200 head-cattle feed yard. He served as Vice President of Roche Farms, Inc. from January 1991 to January 2000, and as President of Roche Farms, Inc., managing all day-to-day operations, from January 2000 to the present. He has served as the Co-President of the St Jerome Home and School Association from 2001 to the present He also served six years on the Columbus School Board from April 1995 to April 2001 and served as the President of the Wisconsin Corn Growers Association from February 2001 to February 2002.

        William R. Herrmann, Vice Chairman, Age 60—Bill is a life-long Columbus area resident and a graduate of the University of Wisconsin-Madison. He is a former member of the Wisconsin Army National Guard and worked eight years for the Federal Land Bank of Madison. He was instrumental in forming Columbia Country Corn Growers and the Columbus Pre-School, serving as president of each of those organizations. William served on the Columbus School Board for 21 years, 16 of those years as president. He has been farming since 1968 and is presently operating a 1,500-acre cash crop enterprise and has served on the Hampden Town Board in Columbia County for fourteen years.

        Robert Lange, Secretary, Age 52—Bob graduated from the University of Wisconsin-Madison with a Bachelor's Degree in Agricultural Economics. He served on the Columbus School Board for seven years. He was President of the Wisconsin Cattleman's Association and of the Wisconsin Beef Council. He operated a 1,500-head feedlot until 1996 and operated a 1,800-acre corn/soybean/wheat farm until 2001. He is currently in the business of renting his land out and operating a small cow/calf operation. He has been a Trustee of the United Methodist Church of Columbus since May 200 and a member of the Capital Campaign Committee of Columbus Community Hospital since October 2001.

        Robert Miller, Treasurer, Age 50—Robert attended Waukesha County Technical College for two years and received a certificate of Industrial Maintenance Mechanics. Robert is a second-generation farmer. He started farming while in high school doing custom work and trucking. Robert's business since 1972 has been farming 3,000 acres in corn-soybean rotation as a sole proprietor. Robert has been on the Board of Directors of the Wisconsin Soybean Association since February 1998. He has also served on the Town of Oconomowoc Master Land Use Planning Committee since January 2001.

        Carl T. Benck, Director, Age 42—Carl graduated from the University of Wisconsin-Platteville, with a degree in Business Administration. Before farming, Carl was a Financial Planner in Chicago, Illinois. Since 1992, he has operated a 1,700 acre corn, soybean, and wheat family crop operation as a sole proprietor. He has also been on the Fountain Prairie Land Planning committee from April 1997 to the present.

        Jerry H. Franz, Director, Age 68—Jerry graduated from the University of Wisconsin-Madison with a degree in Agronomy. Franz Family Farms, Inc., of which he has been a shareholder since 1971, operates approximately 1,800 acres of corn, soybean, and wheat. Jerry served as Chairman of the Production credit Association from 1980 to 1983 and was the Wisconsin Corn Growers Association President in 1981-82. He served on the Rio School Board from 1981 to 1983, the National Corn Growers Association Executive Committee from 1983 to 1987, and Wisconsin Department of Agriculture and Consumer Protection from 1989 to 1996.

        Cal Dalton, Director, Age 45—Cal was born and raised in Columbia County, Wisconsin. He started his farming operation on 40 acres of rented land in 1981 and worked a full time job in agribusiness shortly after graduating from the University of Wisconsin-River Falls. Since 1981, Cal and his wife, Joanne, have been full-time operators of a 2,100 acre corn, soybean, wheat, and hay farm as sole proprietors. Cal is active in his community, serving on the Library Board, several committees at the United Methodist Church, and selling Pioneer Seeds. He is very active in the Wisconsin Corn Growers Association, having served six years on the board-from February 2000 to February 2001 as president-and the last four years as a representative to the National Corn Growers Association Corn Congress.

        Berwyn G. Westra, Director, Age 57—Berwyn grew up on a dairy farm in Columbia County. He graduated with honors from University of Wisconsin-Madison with a BBA in accounting. After working as Director of Trust Funds Operations for the University of Wisconsin system from January 1978 to January 1987, he founded the accounting firm now known as Westra, Tillema & O'Connor, CPAs, L.L.C., located in Waupun, Wisconsin, where he continues to work. The firm is very active in all phases of agriculture.

Committees of the Board of Directors

        Committees may be established by the directors by resolution and an affirmative vote. United Wisconsin may establish an audit committee or compensation committee. At this time, neither an audit or compensation committee has been created. These functions are being handled by the board of directors.

EXECUTIVE COMPENSATION

        Kevin Roche is currently serving as our President and William Herrmann is currently serving as our Vice President. Robert Miller and Robert Lange are our Treasurer and Secretary, respectively.

        We presently operate without full time employees. Instead, we have hired consultants and members of the board of directors to help develop the project. Accordingly, the board of directors has adopted a compensation plan. For services provided prior to April 1, 2002, we have paid our President, Kevin Roche, and our previous Secretary $7,500, each. After March 31, 2002, we have and will continue to pay our directors performing specific developmental tasks twenty-five dollars per hour for their services. Those tasks include, but are not limited to, board meetings, conventions, board trips, and time spent on board policy and decisions. All such tasks must be authorized in advance by our President, subject to the final approval of our board of directors. During this developmental stage, we will not compensate our directors for their participation in board meetings or for time spent researching and developing our policies and decisions. In total, we will not pay our directors more than $6,000 individually per quarter year for services nor more than $18,000 to all directors as a whole per year. Since April, 2002, we have paid $4,343 for these services. Following our initial development, we may pay our directors for their attendance at meetings of the board of directors. We may hire a business manager to assist us in organizational business matters. We intend to recruit and hire permanent employees who will be compensated on a regular basis pursuant to agreed upon salaries. We expect to offer typical health and other employee benefits.

Employment Agreements

        Other than the compensation plan described above, we have no employment agreements with any executive officer or director. We have no promoters, as that term is defined in Rule 405 of Regulation C of the Securities Act of 1933. We presently have no written compensation agreements. We may in the future enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses

        We reimburse our officers for expenses incurred in connection with their service. Our reimbursement policy is to reimburse our officers for out-of-pocket expenses.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since our inception, we have engaged in several transactions with related parties. We currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions. Other than our directors, we have no promoters as that term is defined in Rule 405 of Regulation C of the Securities Act of 1933.

Fagen, Inc. and ICM, Inc.

        On August 29, 2002, we entered into a letter of intent with Fagen, Inc., which is expected to contract with ICM, Inc. Fagen, Inc and ICM, Inc. are to provide services to us in connection with our plan to build the plant for a total of $57,425,000, which includes not only the plant, but also costs associated with operations. Under the terms of the letter of intent, Fagen, Inc. and ICM, Inc. express their intent to enter into definitive agreements to provide design and construction related services. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent. The board expects that Fagen, Inc. will purchase a minority interest in us.

        Under the letter of intent, Fagen, Inc. agrees to provide services to us in the following areas:

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  Providing a Preliminary Schedule and Guaranteed Maximum Price and Design-Build contract for the design and construction of the proposed plant;

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  Assisting in all phases of the permitting process including taking a lead role in obtaining all required permits for the construction and operation of the proposed plant;

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  Designing and building the proposed plant in accordance with a Design Build Contract, based upon the Design-Build Institute of America form contract; and

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  Assisting in identifying appropriate operational management for the plant.

        Under the letter of intent, we have agreed to pay Fagen, Inc. an aggregate of $45.3 million. Pursuant to a proposed Design-Build contract Fagen, Inc. delivered to us, Fagen, Inc. will act as our general contractor.

Value Add Ventures, LLC

        On April 1, 2002 we entered into a consulting agreement with Value Add Ventures, LLC of Volga, South Dakota to provide services for promoting the United Wisconsin project. Those services include assisting in negotiations of contracts with various service and product providers, assisting the planning of the clients equity marketing effort, assisting with the securing of debt financing for and commencement of construction of the project, assisting with the education of local lenders including, without limitation, the preparation of a "bankers book" tailored to the Project, and to perform such other reasonably necessary duties as client may request for the timely and successful securing of debt financing and commencement of construction of the project. Notwithstanding the forgoing, neither Value Add Ventures, its members, employees, nor agents shall itself or themselves be asked to, or actually, solicit an offer to buy, or accept and offer to sell, any equity security to be issued by United Wisconsin.

        Value Add Ventures shall receive payment for services in the amount of $150 per day, not to exceed $750 per week, until United Wisconsin is legally authorized to sell its equity, at which time the payment shall be $1,500 per week. Additionally, United Wisconsin will pay a one-time bonus of $75,000, if, after United Wisconsin has raised the amount of equity required by a prospective lender to secure a loan adequate to finance United Wisconsin's business plan, United Wisconsin receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of Value Add Ventures, and the loan transaction actually closes and is funded.

Sale of Units

        On December 4, 2001, we sold 235 units to our officers, directors, and other founders for $500 per unit. We issued 485 units to other seed capital investors on January 4, 2002. The per unit purchase price of these units sold was $1,000. These seed capital units were split on a two-for-one basis on April 1, 2002. We have and will continue to use this previously contributed capital to finance development costs and initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering. We currently have 1,280 units outstanding.

Payments of Project Coordinator Fees

        For services provided prior to April 1, 2002, we have paid our President, Kevin Roche, and our previous Secretary $7,500, each. After March 31, 2002, we have and will continue to pay our directors performing specific developmental tasks twenty-five dollars per hour for their services. Those tasks include, but are not limited to, board meetings, conventions, board trips, and time spent on board policy and decisions. All such tasks must be authorized in advance by our President, subject to the final approval of our board of directors. During this developmental stage, we will not compensate our directors for their participation in board meetings or for time spent researching and developing our policies and decisions. In total, we will not pay our directors more than $6,000 individually per quarter year for services nor more than $18,000 to all directors as a whole per year. Since April, 2002, we have paid $4,343 for these services. Following our initial development, we may pay our directors for their attendance at meetings of the board of directors.

LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION

        Our operating agreement provides that none of our directors or members will be liable to us for any breach of their duty of care. This could prevent us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director's duty of care or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a directors' duty of loyalty for acts or omissions not taken in good faith, that involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. It also does not eliminate or limit a director's liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        Under Wisconsin law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Wisconsin law and our operating agreement contain an extensive indemnification provision which requires us to indemnify any officer or director who was or is a party, or who is threatened to be made a party to any current or potential legal action because he or she is our director, officer, employee or agent. We must also indemnify these individuals if they were serving another entity at our request. We must also indemnify against expenses, including attorneys' fees, judgments, fines and any amounts paid in any settlement that was actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act or state securities laws. Our indemnification obligations may include criminal or other proceedings. Indemnification of our directors, officers and controlling persons may be against public policy under the federal securities laws those laws and, therefore, unenforceable.

PLAN OF DISTRIBUTION

        Before purchasing any units, an investor must execute a subscription agreement and a promissory note and security agreement and sign our operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus and that the investor agrees to be bound by our operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement. An investor must purchase a minimum of ten (10) units. The termination date for the offering will be on [Effective Date, 2004] unless sooner terminated at the board's discretion.

The Offer

        We are hereby offering, on a best efforts basis, a maximum of 27,500 and a minimum of 19,250 units of United Wisconsin Grain Producers, LLC at an offering price of $1,000 per unit. The offering price for the units was determined arbitrarily by our board of directors, without any consultation with third parties. There is no underwriter for the offering or for establishing an offering price. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. The units will be sold by our directors, who are listed on page 6 of this prospectus. We will not pay commissions to our directors for these sales. We intend to use the proceeds of this offering to construct an ethanol plant and to operate the plant as a going concern. Directors and officers of United Wisconsin will be allowed to purchase the shares that are being offered, subject to the limitation that no member can own more than thirty percent (30%) of the total issued and outstanding units. We require a minimum purchase of 10 units, resulting in a minimum investment of $10,000.

        United Wisconsin does not plan to register the offering with any state securities regulatory body other than those of Wisconsin and Illinois. However, if we offer our securities in states other than Wisconsin and Illinois, we intend to either register such securities by coordination or offer our securities pursuant to exemptions under state securities laws that do not prohibit general solicitation. We must sell at least $19,250,000 worth of units and collect proceeds for those units to release funds from escrow. If the conditions for releasing funds from escrow have not been satisfied by [Effective Date, 2004], we will promptly return investors' money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor's investment up to [Effective Date, 2004], the investor will earn a rate of return on the money he or she deposits with us in escrow. The rate of return will equal the rate of return on the First American Funds Prime Obligations Fund (CUSIP # 31846V500) during the period, less escrow fees. If we sell less than $19,250,000 worth of units, the offering would fail. Additionally, investors should not assume that the $19,250,000 minimum will be sold only to unaffiliated third party investors.

Method of Subscription

        Each person desiring to purchase ten or more units and thereby become a member in United Wisconsin must execute and deliver to us the Subscription Agreement and Member Signature Page delivered together with this prospectus. Such documents must be submitted together with a check payable to "United Wisconsin Grain Producers, LLC" in the amount of ten percent (10%) of the total amount due for the number of units for which subscription is sought, based on the per unit price then in effect, and an executed promissory note for the remaining ninety percent (90%) of that price. That promissory note will become due within 20 days following the call of the board of directors. The funds payable pursuant to the promissory notes must be deposited in escrow before escrow is released. In the event that payment is not timely made, interest will accrue on the amount due at the rate of 12% per annum from the due date. Escrowed funds will not be released until a minimum of $19,250,000 in subscription proceeds, exclusive of interest, has been deposited into escrow and written debt financing commitments have been received by United Wisconsin. The obligor will agree to pay to United Wisconsin all costs incurred to collect on the promissory note. Funds submitted in satisfaction of the promissory notes will be deposited in the escrow account until release of those funds. Amounts due under the promissory note that are not timely paid will accrue interest at a rate of 12% per year, and each investor will agree to reimburse us for amounts expended in collecting those amounts. We will retain a security interest in each investor's membership units. In the event that an investor defaults on the promissory note, we intend to pursue that defaulting investor for payment of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the investor. We reserve the right to accept or reject, in whole or in part, any subscription for any reason. The initial members and their principals may purchase units in this offering on the same terms as other investors, subject only to the 30% maximum ownership percentage imposed by our operating agreement.

        Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with U.S. Bank, as Escrow Agent under a written escrow agreement. In the event that we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, you must complete the subscription agreement, draft a check payable to United Wisconsin Grain Producers, L.L.C., for the full amount due for the units for which subscription is sought, and deliver to us these items and an executed copy of the signature page to our operating agreement to participate in the offering. If we have not released funds from escrow due to failure to meet all the conditions for the release of funds, an investor's payment in full will be placed in escrow until such time that those conditions are met or the escrow is terminated and the funds are returned to investors. If funds have been released from escrow, we will immediately apply an investor's payment in full to our operating capital. We will not release any funds from escrow until the specific conditions to releasing funds from the escrow account are satisfied. Among those conditions are (a) the proceeds in the escrow account equals or exceeds $19.25 million (exclusive of interest); (b) we obtain a written debt financing commitment sufficient to carry out our business plan in an amount up to $37,565,000; and (c) we elect, in writing, to terminate the escrow agreement. We will promptly return your investment to you with nominal interest less escrow fees in the event we fail to raise the $19,250,000 minimum and secure a written debt financing commitment sufficient to carry out our business plan by [Effective Date, 2004].

Subscription Period

        The termination date for the offering will be on [Effective Date, 2004] unless sooner terminated at the board's discretion. We will admit to the Company as members and continue to offer any remaining units to reach the maximum number to be sold until that date. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Further, we, in our sole discretion, may also determine that it is not necessary to sell all units.

Conditions of Releasing Funds From Escrow

        We will release funds from escrow on the date on which we have received a minimum of $19,250,000 (exclusive of interest) in subscription proceeds and we have obtained written commitments with a lender or lenders for financing sufficient to carry out our business plan, which we expect to be $29,315,000 to $37,565,000, depending upon the level of equity raised. We will not terminate the offering later than [Effective Date, 2004].

Delivery of Certificates

        If we satisfy all offering conditions, upon releasing funds from escrow, we will issue certificates for the units subscribed for in this offering. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants, with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units.

Suitability of Investors

        Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. The criteria for suitability of ownership will be established by the board of directors and will include the requirement that each investor either have an annual income of at least $30,000 and a net worth of at least $30,000, exclusive of home, furnishings and automobiles; or have a net worth of at least $75,000, exclusive of home, furnishings and automobiles.

        Each subscriber must make written representations that:

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  He is purchasing such units for the purpose of investment and not for resale;

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  He has been encouraged to rely upon the advice of his legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

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  The units being acquired will be acquired for his own account without a view to public distribution or resale and that he has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.

        Upon acceptance of a subscription by the directors, the funds accompanying the request will be deposited in an escrow account and credited to the investor's capital account in accordance with the terms of this prospectus.

        Investors that may be deemed the beneficial owners of 5% or more, and 10% or more of our issued and outstanding units may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. A beneficial owner of 5% or more of our outstanding units should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Summary of Promotional and Sales Material

        In addition to and apart from this prospectus, we will use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, a speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. Other than as described herein, we have not authorized the use of any other sales material. This offering is made only by means of this prospectus. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference. The persons offering our units will be relying upon the safe harbor from federal broker-dealer registration as set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

DESCRIPTION OF MEMBERSHIP UNITS

Membership Units

        Ownership rights in United Wisconsin are evidenced by units. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions and the right to vote and participate in our management, as provided in the operating agreement. We maintain a membership register setting forth the name, address, capital contributions and number of units held by each member at our principal office. We currently have forty-six unit holders.

        The per unit purchase prices have been determined by us without independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price. There is no public market for these units, nor is one expected to develop. As United Wisconsin is a development stage company, we have not issued dividends or authorized units for issuance under any equity compensation plan.

Restrictive Legend on Membership Certificates

        We will place on your membership certificate or any other document evidencing ownership of our membership units, restrictive legends similar to the following:

  The transferability of the units represented by this certificate is restricted. Such units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such units for any purposes, unless and to the extent such sale, transfer, hypothecation, or assignment is permitted by, and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the operating agreement as agreed to by each member.

  The securities represented by this certificate may not be sold, offered for sale, or transferred in the absence of an effective registration under applicable state securities laws, or an opinion of counsel satisfactory to the company that such transaction is exempt from registration under applicable state securities laws.

Maximum Ownership Percentage

        Under our operating agreement, no member can own more than thirty percent (30%) of the total issued and outstanding units. The calculation of your thirty percent (30%) limitation includes the number of units owned by you and your spouse, children, parents, brothers and sisters, and any membership units owned by any corporation, partnership or other entity in which you or your family members own or control a majority of the voting power.

Voting Limitations

        As a unit holder, you are entitled to one vote per unit owned. Investors may vote their units in person or by proxy, not to exceed the foregoing limitation, at a meeting of the unit holders, on all matters coming before a unit holder vote. unit holders do not have cumulative voting or pre-emptive rights.

Separable Interests

        Although we are managed by our directors, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the Company, require member approval. Upon purchasing our units, an investor will become a member of United Wisconsin. Each member has the following rights:

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  To receive a share of our profits and losses, to receive distributions of our assets, if and when declared by our directors, and to participate in the distribution of our assets in the event we are dissolved or liquidated; and,

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  To access certain information concerning our business and affairs and to vote on matters coming before a vote of the members. Our operating agreement provides that if your membership is terminated, regardless of whether or not you transfer your units or we admit a substitute unit holder, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs. However, the unit holder will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated.

        Your membership interest in us may be terminated if you:

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  Voluntarily withdraw from United Wisconsin;

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  Assign your units for the benefit of creditors;

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  Assign your units, and the individual or entity to which you assigned your units is admitted as a member;

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  File a voluntary petition in bankruptcy;

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  Become subject to an order for relief under the federal bankruptcy laws;

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  File a petition or answer seeking reorganization, liquidation, dissolution or similar relief;

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  Seek or consent to the appointment of a trustee or receiver over all or substantially all of your property;

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  Are subject to an involuntary proceeding seeking reorganization, liquidation, dissolution or other similar relief and at least 120 days have elapsed since such proceeding was commenced; or,

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  Are subject to an involuntarily appointment, by a court, of a trustee or receiver over all or substantially all of your property and at least 120 days have passed since such appointment and such appointment has not been postponed or vacated.

        In addition, if you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, you can be a unit holder of United Wisconsin, but not a member.

        If you transfer your units, and the transfer is permitted by our operating agreement or has been approved by our directors, then the transferee will be admitted as a new member of United Wisconsin only if the transferee:

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  Agrees to be bound by our operating agreement;

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  Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

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  Delivers, upon our request, any evidence of the authority such person or entity has to become a member of the Company; and,

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  Delivers, upon our request, any other materials needed to complete transferee's transfer.

        We may prohibit the transferee from becoming a member if he or she does not comply with these requirements.

Distributions

        Distributions are payable at the discretion of our board of directors, subject to the provisions of the Wisconsin Limited Liability Company Act and our operating agreement. The board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.

        Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash, after payment of expenses and resources, however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors. We may make distributions to unit holders in excess of the amount approximating income taxes attributable to investors if our financial performance and loan covenants permit.

        We do not expect to generate revenues until the proposed plant is operational. We expect that will occur approximately 16 to 18 months after construction commences. After operation of the proposed plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our available cash to our members in proportion to the units held and in accordance with our operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as reasonably determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our directors will try to make cash distributions at times and in amounts that will permit unit holders to make income tax payments, but we might not ever be able to make any cash distributions. Any such distributions are totally discretionary with the board and may not, for various reasons, occur. As a result, you could owe more in taxes due to your share of Company profits, than cash distributions received by you from us in any taxable year. The board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.

        We do not know the amount of cash that we will generate once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend upon numerous factors, including:

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  Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

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  Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

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  Our ability to operate our plant at full capacity which directly impacts our revenues;

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  Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and,

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  State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

Capital Accounts and Contributions

        The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property that we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses

        Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

        The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder's actual capital contributions. Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each unit holder's capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder's capital account.

Restrictions on Transfer of Units

        Our operating agreement includes significant transfer restrictions, and investment in us should be undertaken only by those investors who can afford an illiquid investment and who do not intend to resell or transfer their membership units.

        We have restricted your ability to transfer your units to ensure that United Wisconsin is not deemed a "publicly traded partnership" and thus taxed as a corporation. Under the operating agreement, no transfers may occur without the approval of the board of directors. The board of directors will only permit transfers that fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. These include:

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  Transfers by gift;

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  Transfers upon the death of a member;

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  Intra-family transfers; and

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  Other transfers during the tax year that in the aggregate do not exceed 2% of the total outstanding units.

        Any transfer in violation of the publicly traded partnership requirements or without the prior consent of the board will be null and void. Furthermore, there is no public or other market for these securities. It is anticipated that no such market will develop.

SUMMARY OF OUR OPERATING AGREEMENT

Binding Nature of the Agreement

        Investors will be bound by our operating agreement, which has been agreed to by our members. We will be governed primarily according to the provisions of our operating agreement and the Wisconsin limited liability company statute. Our operating agreement contains provisions relating to, among other things, election of directors, restrictions on transfers, unit holder voting and other Company governance matters. If you invest in us, you will be bound by the terms of this document, and its provisions may not be amended without the approval of the holders of a majority of the units.

Management

        We will be managed by at least seven, but no more than fifteen, directors. This means that you will not have any direct control over the management or operation of our business. The directors are as follows: Kevin Roche, Robert Miller, Carl T. Benck, William R. Herrmann, Robert Lange, Jerry H. Franz, Cal Dalton, and Berwyn G. Westra. No matter may be submitted to unit holders for approval without the prior approval of the board. This means that our board controls virtually all our affairs. We do not expect a vacancy to develop on the board until after substantial completion of the proposed plant. Investors should be aware that our operating agreement is unlike the articles of incorporation and bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by rules of the NASDAQ or a stock exchange concerning Company governance.

        The directors must elect a Chairman who will preside over any meeting of the directors and a Vice-Chairman who shall assume the duties of the Chairman in the event the Chairman is unable to act. Presently, our President and Vice-President serve in these capacities, respectively. Until the directors provide otherwise, Kevin Roche will serve as our President and Chief Executive Officer, and is responsible for our day-to-day operations. However, prior to beginning operation of our proposed plant, the directors may appoint another individual to be responsible for our day-to-day operations. William Herrmann acts as United Wisconsin's Vice-President. Unless provided otherwise pursuant to any agreement between us and another individual, all compensation to a unit holder or director shall be determined by the directors, in their sole discretion. The directors may designate authority to manage our affairs to any person or committee they choose.

        According to the operating agreement, the directors may not take the following actions without the unanimous consent of the members:

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  Cause or permit us to engage in any activity that is not consistent with our purposes;

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  Knowingly do any act in contravention of the operating agreement or which would make it impossible to carry on our ordinary business, except as otherwise provided in the operating agreement;

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  Possess our property, or assign rights in specific Company property, for other than our purpose; or,

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  Cause us to voluntarily take any action that would cause our bankruptcy.

        Also according to the operating agreement, the directors shall not have authority to cause us to, without the consent of a majority of the Membership Voting Interests:

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  Merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

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  Confess a judgment against us in an amount in excess of $500,000;

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  Issue units at a purchase price of less than $250.00 per unit;

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  Issue more than an aggregate of 28,000 units;

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  Elect to dissolve us; or,

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  Cause us to acquire any equity or debt securities of any director or any of his affiliates, or otherwise make loans to any director or any of his affiliates.

Replacement of Directors

        Our board of directors is presently controlled by our founders. Replacing the board may be difficult to accomplish under our operating agreement. Under our operating agreement, the present members of the board of directors are to serve until one year after substantial completion of the proposed plant. Thus, their initial terms of service may not expire until the 2004 meeting of United Wisconsin's members. United Wisconsin's operating agreement defines a procedure to replace the board in staggered terms. These procedures provide that replacement directors may be nominated either by the board of directors or by the unit Holders upon the timely delivery of a petition signed by the holders of at least five percent (5%) of the outstanding units and other requirements. For such a petition to be delivered timely, it must be delivered to the board of directors not more than ninety (90) nor less than thirty (30) days prior to the annual meeting of our members. Our operating agreement sets out other requirements for the completion of a valid nominating petition. Our founding directors have been elected to serve while the proposed plant is being developed and will continue to serve as directors in staggered terms after substantial completion of the plant.

Unit Holders

        There will be an annual meeting of members at which the board of directors will give our annual Company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. The holders of at least 25% of the unit votes entitled to be cast may call special member meetings for the purpose of addressing appropriate member business. Directors may also, at any time, call a meeting of the unit holders. Member meetings shall be at the place designated by the board. Members of record will be given notice of member meetings neither more than sixty (60) nor less than ten (10) days in advance of such meetings.

        Unit holders do not have dissenter's rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.

        We will maintain, at our principal office, and a unit holder may inspect, during normal business hours, our books, accountings and records. Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Dissolution

        Our operating agreement provides that a voluntary dissolution of United Wisconsin may be affected only upon the prior approval of a 75% majority of all units entitled to be voted.

Unit Transfer Restrictions

        An investor's ability to transfer units is also restricted by our operating agreement. Initially investors may not transfer their units unless such transfer is:

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  To the investor's administrator or trustee by operation of law such as due to death or divorce; or,

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  Made without consideration to or in trust for the investor's descendants.

        Once we begin substantial operation of the proposed plant, investors may transfer their units to other members, or only if such transfer has been approved by our directors in accordance with the terms of the operating agreement, any other person or organization.

        To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the board of directors. The board of directors will generally approve transfers so long as the transfers fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. Permitted transfers also include transfers by gift, transfers upon death of a member, transfers between family members and other transfers approved by directors during the tax year that in the aggregate do not exceed 2% of the total outstanding units. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor's units.

Amendments to Operating Agreement

        Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units entitled to vote, either in person or by proxy or mail ballot, at any regular or special meeting of the members at which a quorum is present.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

        The following summary of the federal income tax consequences of owning our units is based on the Internal Revenue Code of 1986, as amended, the "Code", on existing Treasury Department regulations, "Regulations", and on administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not fully been interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect us and a unit holder's investment. Legislative or administrative changes and judicial decisions could modify or change statements and opinions expressed below about the federal income tax consequences of a unit holder's investment. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in an adjustment of a unit holder's individual return.

        Our opinions expressed in the following discussion are more likely than not to be the tax law results that should occur. The following opinions are not binding on the Internal Revenue Service and do not in any way constitute an assurance that the Internal Revenue Service will agree with the federal income tax consequences described. We do not guarantee any particular tax treatment. Further, no rulings have been requested from the Internal Revenue Service with respect to the matter discussed in this section. We do not intend to obtain any such rulings.

        The following summary of tax aspects generally assumes that the investor is an individual and is a United States citizen or resident. It does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pension or profit-sharing trusts or IRAs, foreign taxpayers, estates, or taxable trusts or to transferees of units. The following discussion is only a summary and is limited to those areas of federal income tax law that are considered to be most important to individual investors owning interests in limited liability companies holding property for capital appreciation and production of income. Accordingly, prospective investors are urged to consult their tax advisors about their individual circumstances, especially if the prospective investor is not an individual, and the federal, state, local and other tax consequences arising out of their participation as a unit holder. In evaluating the investment, a prospective investor should take into account the cost of obtaining such advice.

        This summary constitutes the opinion of our counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, PLC, of the principal federal income tax consequences that are expected to arise from the an investment in our units. Our counsel has informed us of the following: (a) the opinion extends only to matters of law and relevant facts; (b) with limited exceptions, the opinion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens; (c) the opinion is based upon known facts and existing law and regulations as of the date of this opinion, all of which are subject to change prospectively and retroactively and will not be revised or supplemented as to future changes of law or fact; and (d) the opinion is not an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. Our counsel has also informed us that this opinion is in no way binding on the Internal Revenue Service or on any court of law.

        Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local, and other tax laws and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.

        Except as expressly noted, the statements, conclusions, and opinions contained herein are based on existing law as contained in the Internal Revenue Code, Treasury Regulations, administrative rulings, and court decisions as of the date of this prospectus. No rulings have been or will be requested from the IRS concerning any of the tax matters we describe. Accordingly, there can be no assurance that the IRS or a court will agree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes.

Partnership Status

        Our tax counsel has opined that we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as the "check-the-box" regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation. We will not elect to be taxed as a corporation.

        We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

        If we fail to qualify for partnership taxation, we would be treated as a "C corporation" for federal income tax purposes. As a "C corporation," we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to holders of the units as corporate dividends. In addition, holders of the units would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

        To qualify for taxation as a partnership, we cannot be subject to the publicly traded partnership rules under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a publicly traded partnership will be taxed as a corporation if its interests are:

  •
  Traded on an established securities market; or,

  •
  Readily tradable on a secondary market or the substantial equivalent.

        Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

        We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner.

        We do not intend to list the units on the New York Stock Exchange, or the NASDAQ Stock Market, or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to only approve transfers that fall within safe harbor provisions of the Treasury regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

  •
  In "private" transfers;

  •
  Pursuant to a qualified matching service; or,

  •
  In limited amounts that satisfy a 2% test.

        Private transfers include, among others:

  •
  Transfers by gifts in which the transferee's tax basis in the units transferred is determined by reference to the transferor's tax basis in the interests transferred;

  •
  Transfers at death, including transfers from an estate or testamentary trust;

  •
  Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

  •
  Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and,

  •
  'Block" transfers. A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

        Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

  •
  It consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

  •
  Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

  •
  The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

  •
  The closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed;

  •
  The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, nonfirm price quotes, or quotes that express an interest in acquiring an interest without an accompanying price, nonbinding indications of interest, and does not display quotes at which any person is committed to buy or sell a interest at the quoted price;

  •
  The seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and,

  •
  The sum of the percentage interests transferred during the entity's tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

        In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity's tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits.

Tax Treatment of our Operations—Flow-Through Taxable Income and Loss—Use of Calendar Year

        We will pay no federal income tax. Instead, as unit holders, investors will be required to report on investors' income tax return investors' allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.

        Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the "majority interest taxable year" which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.

Tax Consequences to our Unit Holders

        As a unit holder, you will be required to report on your income tax return for your taxable year with which or within which our taxable year ends, your distributive share of our income, gains, losses and deductions without regard to whether any cash distributions are received. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our 2002 taxable income or loss on his or her 2002 income tax return. A unit holder with a June 30 fiscal year will report his share of our 2002 taxable income or loss on his income tax return for the fiscal year ending June 30, 2003. We will provide each unit holder with an annual Schedule K-1 indicating such holder's share of our income, loss and their separately stated components.

Tax Treatment of Distributions

        Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder's basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

        Under Section 722 of the Internal Revenue Code, investors' initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors' units.    Here, an investor's initial basis in each unit purchased will be at least $1,000.

        An investor's' initial basis in the units will be increased to reflect the investor's distributive share of our taxable income, tax-exempt income, gains, and any increase in the investor's share of debt. If the investor makes additional capital contributions at any time, the adjusted basis of the investor's units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.

        The basis of an investor's units will be decreased, but not below zero, by:

  •
  The amount of any cash we distribute to investors;

  •
  The basis of any other property distributed; and

  •
  The investor's distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account"; and any reduction in the investor's share of our debt.

        The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

  •
  The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

  •
  Upon the liquidation or disposition of a member's interest, or

  •
  Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

        Except in the case of a taxable sale of a unit or United Wisconsin's liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member's tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Tax Credits to Unit Holders

Small Ethanol Producer Tax Credit

        "Small Ethanol Producers" are allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. Under current law, small ethanol producers are those ethanol producers producing less than 30 million gallons per year. Based upon the opinion of our counsel, we do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 40 million gallons of ethanol per year.

        Although we do not qualify to receive the credit under current law, federal tax legislation has been introduced, which, if enacted, would change the definition of a "Small Ethanol Producer." Specifically, producers producing up to 60 million gallons of ethanol per year would become eligible to receive the credit. If the tax legislation were enacted, we would expect to become able to receive the credit for our first 15 million gallons of annual production. If we do become eligible to receive the credit, because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

        Under current law, the small ethanol producer tax credit is a "passive" credit. This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See "Federal Income Tax Consequences Of Owning Our Units—Passive Activity Income". Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years. However, if the tax legislation were enacted, unit holders would be allowed to utilize the tax credits to reduce their tax on income from other than passive sources. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

        Under current law, the small ethanol producer tax credit does not apply to reduce the alternative minimum tax, "AMT". As a result, although the tax credit may otherwise apply, certain unit holders may not realize the full benefit of the tax credit due to the application of the AMT. The tax legislation, if enacted, will change the tax credit to allow it to apply to reduce the AMT. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

        Under current law, unit holders utilizing the small ethanol producer tax credit would be required to increase taxable income by the amount of the credit in their gross income before utilizing the credit to reduce any tax on their passive income. This means that although the credits may reduce the tax liability resulting from a unit holder's passive income, the net result would not reduce the unit holder's total tax liability on a dollar-for-dollar basis. Instead, the net-benefit would be a lesser amount. Unit holders in higher marginal income tax brackets generally would benefit less than unit holders in lower marginal tax brackets. The tax legislation, if enacted, would repeal the present rule requiring the amount of the credit to be included in income. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

Deductibility of Losses; At-Risk-Passive Loss Limitations

        Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor's ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

  •
  Basis. An investor may not deduct an amount exceeding the investor's adjusted basis in the investor's units pursuant to Internal Revenue Code Section 704(d). If the investor's share of the Company's losses exceed the investor's basis in the investor's units at the end of any taxable year, such excess losses, to the extent that they exceed the investor's adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor's adjusted basis in the investor's units exceeds zero.

  •
  At-Risk Rules. Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses from a trade or business activity, and thereby reduce the investor's taxable income from other sources, only to the extent the investor is considered "at risk" with respect to that particular activity. The amount an investor is considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

  •
  Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor's' ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships, or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder's entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that "passive activities" do not include dividends and interest income that normally is considered to be "passive" in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder's only passive activity is our limited liability Company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder's share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder's entire interest in our limited liability Company to an unrelated party in a fully taxable transaction.

Passive Activity Income

        If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor's share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor's net losses and credits from investments in other passive activities.

Allocations of Income And Losses

        An investor's distributive share of our income, gain, loss, or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, an allocation, or portion thereof, will be respected only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership." If the allocation or portion thereof contained in our operating agreement does not meet either test, the IRS may make a reallocation of such items in accordance with their determination of each unit holder's economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations' test for having substantial economic effect.

Allocations to Newly Admitted Unit Holders or Transferees of Units

        New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder's units, other than at the end of our fiscal year, the entire year's net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Reporting Requirement

        The IRS requires a taxpayer who sells or exchanges a membership unit to notify United Wisconsin in writing within thirty days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to "Section 751(a) exchanges," it is likely that any transfer of a company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Alternative Minimum Tax

        If we adopt accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the unit holders. No decision has been made on this point, but we believe that most unit holders are unlikely to be adversely affected by excess alternative minimum taxable income.

Tax Consequences Upon Disposition of Units

        Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder's basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member's share of our debt. Although unlikely, since debt is included in an investor's basis, it is possible that an investor could have a tax liability upon the sale of the investor's units that exceeds the proceeds of sale.

        Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

Effect of Tax Code Section 754 Election on Unit Transfers

        The adjusted basis of each unit holder in his units, "outside basis" initially will equal his proportionate share of our adjusted basis in our assets, "inside basis". Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder's proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee's basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

        A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

        If we make a Section 754 election, Treasury regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

        Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

        Our operating agreement provides that our directors will determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind

        Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors' units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors' adjusted bases in investors' units. We will recognize no gain or loss if we distribute our own property in a dissolution. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.

Audit of Income Tax Returns

        The IRS may audit our tax returns and may disagree with the tax positions we have taken on such returns. If challenged by the IRS, the tax position taken on the returns may not be sustained by the courts. An audit of our tax returns could lead to separate audits of investors' tax returns, which could result in adjustments attributable to items that may or may not be related to us. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

        Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a "tax matters partner" who will have certain responsibilities with respect to any IRS audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

        Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction, or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions, or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982, "TEFRA", established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

        The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the IRS must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the "Tax Matters Member" as the primary representative of a partnership in dealings with the IRS. The Tax Matters Member must be a "member-manager" which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a member of United Wisconsin. Our operating agreement provides for board designation of the Tax Matters Member and for default designations if it fails to do so. The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

        If we incorrectly report an investor's distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

        Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

        The IRS may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

        In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS

        The validity of the issuance of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, PLC.

        We are not currently involved in any material litigation.

EXPERTS

        The financial statements of United Wisconsin at December 31, 2002 and 2001 and the year ended December 31, 2002 and the periods from inception to December 31, 2001 and from inception to December 31, 2002 appearing in this prospectus and registration statement have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT

        We will serve as our own transfer agent and registrar.

ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the membership units offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to United Wisconsin Grain Producers, LLC and the units offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

        We intend to provide our members with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of membership units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of membership units.

        Until 90 days after [Effective Date, 2003] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Wisconsin Grain Producers, LLC
Friesland, Wisconsin

We have audited the accompanying balance sheet of United Wisconsin Grain Producers, LLC (a development stage company), as of December 31, 2002 and 2001, and the related statements of operations, changes in members' equity, and cash flows for the year ended December 31, 2002, and the periods from inception (November 2, 2001) to December 31, 2001 and from inception (November 2, 2001) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Wisconsin Grain Producers, LLC, (a development stage company) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and the periods from inception (November 2, 2001) to December 31, 2001 and from inception (November 2, 2001) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                      Certified Public Accountants

Minneapolis, Minnesota
January 15, 2003

UNITED WISCONSIN GRAIN PRODUCERS, LLC
(A Development Stage Company)

Balance Sheet

	December 31
	2002	2001
Current Assets
Cash	$163,779	$72,756
Prepaid expenses	8,125

Total current assets	171,904	72,756
Equipment
Computer equipment	1,240
Less accumulated depreciation	41

Net equipment	1,199

Other Assets
Deposits on land	13,000	3,600
Deferred offering costs	165,134	23,595

Total other assets	178,134	27,195

Total Assets	$351,237	$99,951

Current Liabilities
Accounts payable	$74,171	$7,415
Other payable	15,000	2,000

	89,171	9,415
Commitments and Contingencies
Members' Equity
Member contributions, net of costs related to capital contributions	543,905	117,500
Deficit accumulated during development stage	(281,839)	(26,964)

Total members' equity	262,066	90,536

Total Liabilities and Members' Equity	$351,237	$99,951

Notes to Financial Statements are an integral part of this Statement.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
(A Development Stage Company)

Statement of Operations

	Year Ended December 31, 2002	Period Ended December 31, 2001	From Inception to December 31, 2002
Revenues	$—	$—	$—
Operating Expenses
Project coordinator	36,455	9,796	46,251
Organization costs	16,870	21,417	38,287
Consulting and Professional fees	160,630		160,630
Administrative	55,895	1,751	57,646

Totals	269,850	32,964	302,814

Operating Loss	(269,850)	(32,964)	(302,814)
Other Income
Interest	4,200		4,200
Miscellaneous	10,775	6,000	16,775

Total other income	14,975	6,000	20,975

Net Loss	$(254,875)	$(26,964)	$(281,839)

Net Loss Per Unit (1,398, 470 and 1,332 weighted average units outstanding, respectively)	$(182.31)	$(57.37)	$(211.59)

Notes to Financial Statements are an integral part of this Statement.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
(A Development Stage Company)

Statement of Changes in Members' Equity

Balance—November 2, 2001	$—
Initial capital contributions, December 4, 2001 for 235 membership units at $500 per unit	117,500
Net loss for the period from November 2, 2001 (Date of Inception) through December 31, 2002	(26,964)

Balance—December 31, 2001	90,536
Capital contributions, January 4, 2002 for 485 membership units at $1,000 per unit	485,000
Costs related to capital contributions	(23,595)
Membership unit redemption, October 16, 2002 of 160 membership units at $218.75 per unit	(35,000)
Net loss for the year ended December 31, 2002	(254,875)

Balance—December 31, 2002	$262,066

Notes to Financial Statements are an integral part of this Statement.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
(A Development Stage Company)

Statement of Cash Flows

	Year Ended December 31, 2002	Period Ended December 31, 2001	From Inception to December 31, 2002
Cash Flows from Operating Activities
Net loss	$(254,875)	$(26,964)	$(281,839)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	41		41
Prepaid expenses	(8,125)		(8,125)
Other payable	(2,000)	2,000
Accounts payable	47,378	2,336	49,714

Net cash used in operating activities	(217,581)	(22,628)	(240,209)
Cash Flows from Investing Activities
Capital expenditures	(1,240)		(1,240)
Deposits on land	(9,400)	(3,600)	(13,000)

Net cash used in investing	(10,640)	(3,600)	(14,240)

Cash Flows from Financing Activities
Member contributions	485,000	117,500	602,500
Payments for costs of raising capital	(145,756)	(18,516)	(164,272)
Payments for membership unit redemption	(20,000)		(20,000)

Net cash from financing activities	319,244	98,984	418,228

Net Increase in Cash	91,023	72,756	163,779
Cash—Beginning of Period	72,756	—	—

Cash—End of Period	$163,779	$72,756	$163,779

Noncash Investing and Financing Activities
Cost of raising capital in accounts payable	$24,457	$5,079	$24,457
Membership units redeemed through issuance of other payable	$15,000		$15,000

Notes to Financial Statements are an integral part of this Statement

UNITED WISCONSIN GRAIN PRODUCERS, LLC
(A Development Stage Company)

Notes to Financial Statements

December 31, 2002 and 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        The Company was organized to pool investors, some of whom intend to provide a corn supply, for a 40 million gallon ethanol plant to be located near the town of Friesland in the township of Randolph, Wisconsin, with distribution to upper Midwest states. In addition, the Company intends to produce and sell distillers dried grains and carbon dioxide as co-products of ethanol production. Construction is anticipated to begin in 2003. As of December 31, 2002, the Company is in the development stage with its efforts being principally devoted to organizational and project feasibility activities.

Fiscal Reporting Period

        The Company has adopted a fiscal year ending December 31 for reporting financial operations.

Accounting Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

        Significant estimates include the deferral of expenditures for land development and offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash

        At times throughout the year, the Company's cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Equipment

        Equipment is stated at the lower of cost or estimated fair value. Depreciation is provided by use of the straight-line method over their estimated useful lives of 5 years. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

Deposits on Land

        The Company has made deposits on land options for 59 or 115 acres for its facility. If the Company purchases these parcels, the deposits will be applied to the payment of $236,000 or $1,000,000, respectively. If these options expire or management does not intend to execute the options, the deposits will be written off when such a determination is made. These costs have been stated at the lower of cost or estimated fair value. At December 31, 2002 and 2001, the total of all deposits on land is $13,000 and $3,600, respectively.

Deferred Offering Costs

        The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity units occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.

Grants

        The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.

Income Taxes

        The Company is treated as a partnership for Federal and state income tax purposes and is generally not subject to either federal or state income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements.

2. DEVELOPMENT STAGE ENTERPRISE

        The Company was formed on November 2, 2001 to have a perpetual life. The Company was initially capitalized by contributions from its founding members and later by additional seed capital investors. The ten founders contributed an aggregate of $117,500 for 235 units. Forty-six members, including nine of the founders, contributed an additional aggregate of $485,000 for 485 units that were issued in January 2002.

        Effective April 1, 2002, the 720 units purchased by the founding members and seed capital investors were split on a two-for-one basis resulting in 1,440 shares outstanding.

        Effective October 16, 2002, the Company redeemed a total of 160 units from two board members for $35,000, of which $20,000 has been paid by the Company. The remaining $15,000, which is included in other payables, will be paid when the Company obtains all debt financing for the project. In the event of the Company's liquidation or dissolution prior to obtaining the debt financing for the project, this payable will become subordinate to the rights of the Company's members. At December 31, 2002, the Company has 1,280 units outstanding.

        The weighted average units and loss per unit computations have been adjusted retroactively to account for the aforementioned split.

3. MEMBERS' EQUITY

        As specified in the Company's operating agreement, the Company will have one class of membership units. The Company is authorized to issue 28,000 membership units. The Company has filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (SEC). At December 31, 2002, the Registration Statement has not been declared effective and, accordingly, no membership units had been sold other than the units described in Note 2. The offering will be for a maximum of 27,500 units which will be available for sale at $1,000 per unit. Should the Company not raise the minimum of $19,250,000 through the offering, the capital raised through the offering will be returned to the respective investors. If the offering is highly effective, the Company will have to obtain the approval of its members to issue units in excess of 28,000 units the Company is authorized to issue.

        Income and losses are allocated to all members based upon their respective percentage units held.

4. RELATED PARTY TRANSACTIONS

        As of December 31, 2002, the Company had incurred $19,343 in project coordinator fees, $8,375 of which is included in accounts payable, to three current members and one former member. There were no related party balances at December 31, 2001.

5. COMMITMENTS AND CONTINGENCIES

        If the Company raises the maximum amount of equity financing, they anticipate raising approximately $29.3 million in senior debt financing with specific terms to be negotiated. In addition to the debt financing, the Company is seeking approximately $0.6 million of state government grants.

        The Company has signed a letter of intent with an engineer and general contractor for the project. The letter of intent stipulates that the engineer and general contractor will be engaged to construct a plant, with costs estimated at $45.3 million. The Company intends to begin construction in 2003 and anticipates total project costs to approximate $57.4 million.

        In February 2002, the Company executed a master environmental services agreement with an organization that will provide environmental consulting, engineering, and analytical services. The Company will submit work authorization requests on a project by project basis. As of December 31, 2002, the Company has incurred approximately $131,000 in costs related to this agreement that are included in professional fees, of which approximately $19,000 is included in accounts payable at December 31, 2002.

        In March 2002, the Company executed a contract with a railroad engineering firm in order to provide a conceptual schematic railroad layout for their plant. The estimated future commitment for railroad engineering is approximately $12,500. As of December 31, 2002, the Company has incurred $3,200 of these costs.

        Effective April 1, 2002, the Company executed a consulting agreement with a firm that will be engaged to assist the Company in its equity marketing efforts and securing debt financing. The Company will pay the consulting firm a maximum of $3,000 per month, until the Company is legally authorized to sell its member units, at which time the fees will increase to a maximum of $6,000 per month. In addition, if the Company is able to raise the necessary amount of equity and receive a binding commitment from a prospective lender to provide the remaining financing, the Company will pay a one-time bonus of $75,000 to the consulting firm. At December 31, 2002, the Company has incurred costs of $17,080 relating to this agreement.

        In November 2002, the Company executed a contract with an energy management organization in order to provide pipeline consulting services. The estimated future commitment for this agreement is approximately $24,000. As of December 31, 2002, the Company has incurred $2,000 of these costs.

        The Company is party to an unasserted claim that it may have to defend. The amount of liability, if any, from the unasserted claim cannot be estimated, but management is of the opinion that the outcome of the claim will not have a material impact on the Company's financial position. Nevertheless, due to uncertainties in the settlement process, it is at least reasonably possible that management's view of the outcome may change in the near term.

6. INCOME TAXES

        The differences between financial statement basis and tax basis of assets are as follows at December 31:

	2002	2001
Financial statement basis of total assets	$351,237	$99,951
Organizational costs expensed for financial reporting purposes	227,426	26,964
Depreciation for tax purposes in excess of depreciation for financial reporting purposes	(21)

Taxable income basis of total assets	$578,642	$126,915

        There were no differences between the financial statement basis and tax basis of the Company's liabilities.

7. SUBSEQUENT EVENT

        Subsequent to December 31, 2002, the Company has signed a letter of intent with respect to the sale of the Company's carbon dioxide supply. The letter of intent stipulates that the Company will make available all of the gaseous carbon dioxide that will be produced as a by-product of the ethanol plant. The Company will make available to the prospective buyer land suitable for erecting and operating the carbon dioxide liquefaction plant. Upon execution of a contract, the Company will receive a $50,000 down payment. When the Company is producing carbon dioxide, the Company will receive a monthly fee of $45,000, and a nominal price per ton of liquid carbon dioxide product. The term of this letter of intent shall continue until the earlier of (i) execution of a definite contract; or (ii) May 1, 2003, by which date; if a definite contract has not been signed this letter of intent shall expire unless both parties mutually agree in writing to extend the term.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 2(a). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$2,557.50
Legal fees and expenses	105,000.00
Accounting fees	27,000.00
Blue Sky filing fees	4,350.00
Printing expenses	20,000.00
Miscellaneous expenses	1,000.00

Total	$159,907.50	*

*
All of the above items except the registration fee and Blue Sky filing fees are estimated.

ITEM 2(b). INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Directors, officers, employees and agents of United Wisconsin Grain Producers LLC, the "Company" or "United Wisconsin", may be entitled to benefit from the indemnification provisions contained in United Wisconsin's operating agreement and the Wisconsin Limited Liability Companies Act (the "Act"). The general effect of these provisions is summarized below.

        The operating agreement provides that to the maximum extent permitted under the Act and other applicable law, no member or director of United Wisconsin shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both. No director of United Wisconsin shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for any of the following: (i) receipt of an improper financial benefit to which the director is not entitled; (ii) liability for receipt of distributions in violation of the articles of organization, operating agreement, or Section 183.0607 of the Act; (iii) a knowing violation of law; or (iv) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Act and other applicable law, United Wisconsin, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director, officer, or director in connection with the business of United Wisconsin, including reasonable attorneys' fees incurred by such officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. To the maximum extent permitted under the Act and other applicable law, in the event of any action by a unit holder against any director, including a derivative suit, United Wisconsin shall indemnify, save harmless, and pay all costs, liabilities, damages and expenses of such director, including reasonable attorneys' fees incurred in the defense of such action. Notwithstanding the foregoing provisions, no director shall be indemnified by United Wisconsin to the extent prohibited or limited, but only to the extent limited, by the Act. United Wisconsin may purchase and maintain insurance on behalf of any person in such person's official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not United Wisconsin would otherwise be required to indemnify the person against the liability.

        Generally, under the Act, a limited liability company shall indemnify or allow reasonable expenses to and pay liabilities of each member and, if management of the limited liability company is vested in one or more managers, of each manager, incurred with respect to a proceeding if that member or manager was a party to the proceeding in the capacity of a member or manager. The Act allows an operating agreement to alter or provide additional rights to indemnification of liabilities or allowance of expenses to members and managers. However, a limited liability company may not indemnify a member or manager for liabilities or permit a member or manager to retain allowance for expenses unless it is determined that the liabilities or expenses did not result from a member's or manager's breach or failure to perform a duty to the limited liability company.

        The principles of law and equity supplement the Act, unless displaced by particular provisions of the Act.

        There is no pending litigation or proceeding involving a director, officer, employee or agent of United Wisconsin as to which indemnification is being sought. United Wisconsin is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.

ITEM 2(c). RECENT SALES OF UNREGISTERED SECURITIES

        Since United Wisconsin's formation on November 2, 2001, it has issued and sold the following membership units. Accredited investors, as defined under Rule 501(a), Regulation D, made aggregate dollar amount purchases of $611,000. A total of fifteen (15) non-accredited investors made aggregate dollar amount purchases of $109,000. Effective October 16, 2002, United Wisconsin redeemed 160 units from two of its members at $218.75 per unit for a total of $35,000. No underwriting discounts or commissions were paid in these transactions. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 3(b) and Rule 505 of the Securities Act, as limited offers and sales of securities not exceeding an aggregate offering price of $5,000,000. United Wisconsin conducted no general solicitation in connection with the offer or sale of the securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers (other than the 10 directors in the initial membership organization and purchase of membership units) were provided a private placement memorandum containing all material information concerning United Wisconsin and the offering.

TITLE	AMT	DATE	PRICE PER UNIT
Kevin Roche	30	12/04/01	$500
Nancy Kavazanjian & Charles W. Hammer, JTROS	60	12/04/01	$500
Robert Miller	25	12/04/01	$500
Carl T. Benck & Susan M. Benck, JTROS	20	12/04/01	$500
Jerry H. Franz	20	12/04/01	$500
Robert Lange	20	12/04/01	$500
William R. Herrmann	20	12/04/01	$500
Cal Dalton	20	12/04/01	$500
Berwyn G. Westra	20	12/04/01	$500
Jerry H. Franz	15	01/04/02	$1,000
Kevin Roche & Tracy Roche, JTROS	12	01/04/02	$1,000
Robert J. Miller & Laura L. Miller, JTROS	18	01/04/02	$1,000
William R. Herrmann	10	01/04/02	$1,000
Robert Lange	10	01/04/02	$1,000
Nancy Kavazanjian & Charles W. Hammer, JTROS	20	01/04/02	$1,000
Cal Dalton & Joanne G. Dalton, JTROS	15	01/04/02	$1,000
Berwyn G. Westra	10	01/04/02	$1,000
Ruth B. Meylink	20	01/04/02	$1,000
John G. Meylink	20	01/04/02	$1,000
Wayne A. Nelson & Norma Nelson, JTROS	5	01/04/02	$1,000

Duffy Grain, Inc.	10	01/04/02	$1,000
James E. Zimmerman	10	01/04/02	$1,000
Frederick W. Bird	10	01/04/02	$1,000
Joseph E. Roche & Marie F. Roche, JTROS	25	01/04/02	$1,000
John F. Roche & Mary F. Roche, JTROS	10	01/04/02	$1,000
The Butterbrodt Family Trust	5	01/04/02	$1,000
Al Leystra & Carol Leystra, JTROS	10	01/04/02	$1,000
Brooks & Morris Farms, Inc.	5	01/04/02	$1,000
Tom Loefer	10	01/04/02	$1,000
Crave Brothers Farm, LLC	19	01/04/02	$1,000
Daniel F. Bird & Susan M. Bird, JTROS	10	01/04/02	$1,000
Dan Hemling	5	01/04/02	$1,000
Eugene L. Niehoff & Carol M. Niehoff, JTROS	19	01/04/02	$1,000
Roger R. DeYoung & Betty J. DeYoung, JTROS	10	01/04/02	$1,000
John A. Geason & Carolyn S. Geason, JTROS	10	01/04/02	$1,000
Michael R. and Sarah S. Walter Trust	19	01/04/02	$1,000
Dennis W. Roche & Amy S. Roche, JTROS	10	01/04/02	$1,000
Robert A. Derr	10	01/04/02	$1,000
John W. Morris & Patricia L. Morris, JTROS	5	01/04/02	$1,000
James B. Doherty & Mary L. Doherty, JTROS	5	01/04/02	$1,000
Jeffrey B. Miller & Diane L. Miller, JTROS	5	01/04/02	$1,000
Steve J. Eisenga & Tami L. Eisenga, JTROS	19	01/04/02	$1,000
Andrew Propst & Tracy Propst, JTROS	10	01/04/02	$1,000
Wayne W. Propst & Margaret Propst, JTROS	5	01/04/02	$1,000
Robert Propst & Brenda Propst, JTROS	5	01/04/02	$1,000
Larry M. Kreuziger & Arlette M. Kreuziger, JTROS	5	01/04/02	$1,000
Lee Hardesty & Joy Hardesty, JTROS	10	01/04/02	$1,000
Thomas Manke	5	01/04/02	$1,000
ABN Link Farms, LLP	5	01/04/02	$1,000
Raymond E. Yerges & Geraldine J. Yerges, JTROS	5	01/04/02	$1,000
Donald G. Lee & June E. Lee, JTROS	5	01/04/02	$1,000
Jerome A. & Mary A. Benisch Joint Revocable Trust	10	01/04/02	$1,000
Larry D. Rather & Suzanne M. Rather, JTROS	14	01/04/02	$1,000
Dennis F. Ball & Nancy A. Ball, JTROS	5	01/04/02	$1,000
Charles R. Holder & Nora A. Holder, JTROS	5	01/04/02	$1,000

ITEM 2(d). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Exhibit Title
3.1	Articles of Organization
3.2	Operating Agreement
4.1	Form of Subscription Agreement(1)
4.2	Form of Membership Unit Certificate
4.3	Escrow Agreement dated March 11, 2003(1)
5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters
8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters(1)
10.1	Letter of Intent by and between Fagen Inc. and United Wisconsin Grain Producers, LLC dated August 20, 2002(1)
10.2	February 28, 2002 Option to Purchase Real Estate from MR/BK, LLC
10.3	November 21, 2001 Option to Purchase Real Estate from Nelson Grain Farms and Amendment
10.4	May 11, 2001 Option to Purchase Real Estate from Charles Holder
10.5	April 1, 2002 Consulting Agreement with Value Add Ventures, LLC
10.6	November 12, 2002 Option to Purchase Real Estate from Douglas L. and Heather C. Tessman
10.7	October 31, 2002 Option to Purchase Real Estate from Jung Seed Genetics, Inc.
10.8	November 5, 2001 Real Estate Agency Contract with RW Wisconsin Real Estate, Inc.
10.9	Letter of Intent by and between The BOC Group, Inc., and United Wisconsin Grain Producers, LLC dated January 10, 2003
10.10	January 30, 2003 Agreement by and between Key Railroad Development, LLC, and United Wisconsin Grain Producers, LLC
10.11	November 1, 2002 Agreement by and between RMT, Inc. and United Wisconsin Grain Producers, LLC (portions omitted pursuant to a request for confidential treatment) (1)
10.12	November 22, 2002 Agreement by and between US Energy Services, Inc. and United Wisconsin Grain Producers, LLC(1)
23.1	Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P. (1)

(1)
Filed herewith, all others previously filed.

ITEM 2(e). UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Friesland, State of Wisconsin on this 18 day of March, 2003.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
By:	/s/ KEVIN M. ROCHE Kevin M. Roche, Chairman and President (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed below by the following persons in the capacities of United Wisconsin Grain Producers LLC on the 18 day of March, 2003.

Signature	Capacity

/s/ KEVIN M. ROCHE Kevin M. Roche	Chairman of the Board, President and Member
/s/ WILLIAM R. HERRMANN William R. Herrmann	Vice Chairman, Vice President and Member
/s/ ROBERT LANGE Robert Lange	Secretary, Director and Member
/s/ ROBERT J. MILLER Robert J. Miller	Treasurer, Director and Member (Principal Accounting Officer and Principal Financial Officer)
/s/ CARL BENCK Carl Benck	Director and Member
/s/ CAL DALTON Cal Dalton	Director and Member
/s/ JERRY H. FRANZ Jerry H. Franz	Director and Member
/s/ BERWYN G. WESTRA Berwyn G. Westra	Director and Member

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TABLE OF CONTENTS
IMPORTANT NOTICES TO INVESTORS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
ESTIMATED OFFERING PROCEEDS
SOURCE OF THE FUNDS
CAPITALIZATION
DILUTION
BENEFICIAL OWNERSHIP
FIVE PERCENT (5%) BENEFICIAL OWNERSHIP
UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS
SELECTED FINANCIAL DATA
MANAGEMENT'S PLAN OF OPERATION
PROJECTED SOURCES AND USES OF FUNDS
BUSINESS
Estimated Ethanol Demand in Billions of Gallons Source: National Corn Growers Association
U.S. FUEL ETHANOL PRODUCTION CAPACITY million gallons per year (mmgy)
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION
PLAN OF DISTRIBUTION
DESCRIPTION OF MEMBERSHIP UNITS
SUMMARY OF OUR OPERATING AGREEMENT
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
LEGAL MATTERS
EXPERTS
TRANSFER AGENT
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
UNITED WISCONSIN GRAIN PRODUCERS, LLC (A Development Stage Company) Balance Sheet
UNITED WISCONSIN GRAIN PRODUCERS, LLC (A Development Stage Company) Statement of Operations
UNITED WISCONSIN GRAIN PRODUCERS, LLC (A Development Stage Company) Statement of Changes in Members' Equity
UNITED WISCONSIN GRAIN PRODUCERS, LLC (A Development Stage Company) Statement of Cash Flows
UNITED WISCONSIN GRAIN PRODUCERS, LLC (A Development Stage Company) Notes to Financial Statements December 31, 2002 and 2001
INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 2(a). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 2(b). INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 2(c). RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 2(d). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 2(e). UNDERTAKINGS
SIGNATURES